Filed Pursuant to Rule 424(b)(5)
Registration No. 333-274375
Prospectus Supplement Dated June 16, 2025
(To Prospectus Dated September 14, 2023)
15,525,000 shares
Redwire Corporation
Common Stock

We are offering 15,525,000 shares of our common stock, $0.0001 par value per share (our “common stock”).
Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “RDW.” The last reported sale price of our common stock on the NYSE on June 16, 2025 was $20.57 per share.

	Per Share	Total
Public offering price	$16.7500	$260,043,750
Underwriting discounts and commissions(1)	$0.9084	$14,102,910
Proceeds, before expenses, to us	$15.8416	$245,940,840
__________________
(1)See “Underwriting” for a description of compensation payable to the underwriters.
We have granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to an additional 2,328,750 shares of our common stock from us. If the underwriters exercise this option in full, the total underwriting discounts will be $16,218,347 and total proceeds, before expenses, to us will be $282,831,966.
Investing in our common stock involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement, page 5 of the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the shares of our common stock to purchasers on June 18, 2025.

Lead Joint Book Running Managers

J.P. Morgan	BofA Securities	Morgan Stanley

Joint Book Running Managers
Texas Capital Securities	Truist Securities	Roth Capital Partners
Co-Managers

A.G.P.	B. Riley Securities	H.C. Wainwright & Co.

The date of this prospectus supplement is June 16, 2025.

TABLE OF CONTENTS
Prospectus supplement
Prospectus
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IMPORTANT NOTICE
Notice to Prospective Investors in the European Economic Area
None of this prospectus supplement, the accompanying prospectus and any related free writing prospectus is a prospectus for the purposes of Regulation (EU) 2017/1129, as amended (the “Prospectus Regulation”). This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of shares of our common stock in any Member State of the European Economic Area (the “EEA”) will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of shares of our common stock. Accordingly, any person making or intending to make an offer in any Member State of the EEA of shares of our common stock which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so in circumstances in which no obligation arises for Redwire or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation in relation to such offer. Neither Redwire nor the underwriters have authorized, nor do Redwire or the underwriters authorize, the making of any offer of shares of Redwire’s common stock in the EEA in circumstances in which an obligation arises for Redwire or the underwriters to publish a prospectus for such offer.
Notice to Prospective Investors in the United Kingdom
In the United Kingdom, none of this prospectus supplement, the accompanying prospectus and any related free writing prospectus is a prospectus for the purposes of Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom (the “UK Prospectus Regulation”). This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of shares of our common stock in the United Kingdom will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of shares of our common stock. Accordingly, any person making or intending to make an offer in the United Kingdom of shares of our common stock which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so in circumstances in which no obligation arises for Redwire or any of the underwriters to publish a prospectus pursuant to Section 85 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”) in relation to such offer. Neither Redwire nor the underwriters have authorized, nor do Redwire or the underwriters authorize, the making of any offer of shares of Redwire’s common stock in the United Kingdom in circumstances in which an obligation arises for Redwire or the underwriters to publish a prospectus for such offer.
The communication of this prospectus supplement, the accompanying prospectus, any related free writing prospectus and any other document or materials relating to the issue of the shares of our common stock offered hereby is not being made, and this prospectus supplement, the accompanying prospectus, any related free writing prospectus and such other documents and/or materials have not been approved, by an authorized person for the purposes of Section 21 of the FSMA. Accordingly, this prospectus supplement, the accompanying prospectus, any related free writing prospectus and such other documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. This prospectus supplement, the accompanying prospectus, any related free writing prospectus and such other documents and/or materials are for distribution only to persons who (i) have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), (ii) fall within Article 49(2)(a) to (d) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are other persons to whom it may otherwise lawfully be communicated or distributed under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). This prospectus supplement, the accompanying prospectus, any related free writing prospectus and any such other documents and/or materials are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement, the accompanying prospectus, any related free writing prospectus and any such other documents and/or materials relate will be engaged in only with relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus, any
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related free writing prospectus or any other documents and/or materials relating to the issue of the shares of our common stock offered hereby or any of their contents.
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ABOUT THIS PROSPECTUS SUPPLEMENT
This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of our common stock we are currently offering and certain other matters relating to us and our business and financial condition. The second part is the accompanying prospectus dated September 14, 2023, which gives more general information about the securities we may offer from time to time, some of which does not apply to our common stock we are currently offering. You should read this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference and the additional information described in this prospectus supplement under the heading “Incorporation of Certain Documents by Reference.”
If the description of this offering or any terms of our common stock varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.
You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus filed by us with the SEC. We and the underwriters have not authorized any other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any document incorporated by reference herein or therein is accurate as of any date other than the date on the front of the applicable document. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or in which the person making such offer or sale is not qualified to do so or to any person to whom it is unlawful to make that offer or solicitation.
Any statement in the accompanying prospectus or in a document incorporated or deemed to be incorporated by reference in the accompanying prospectus or this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed incorporated by reference in this prospectus supplement or the accompanying prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus. See “Incorporation of Certain Documents by Reference” in this prospectus supplement.
When used in this prospectus supplement and the accompanying prospectus, the terms “Redwire,” “we,” “our,” “us” and the “Company” refer to Redwire Corporation and its subsidiaries, and “Edge Autonomy” refers to Edge Autonomy Intermediate Holdings, LLC, a Delaware limited liability company (together with its subsidiaries, “Edge Autonomy”), unless otherwise indicated or the context suggests otherwise.
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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The information incorporated by reference is considered to be a part of this prospectus supplement, and any later information that we file with the SEC will automatically update and supersede this information. The documents and other information incorporated by reference are:
•Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC on March 11, 2025 (the “Annual Report”);
•Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, as filed with the SEC on May 12, 2025;
•The portions of our proxy statement for our 2025 annual meeting of stockholders filed with the SEC on April 21, 2025 that are incorporated by reference into our Annual Report;
•Current Reports on Form 8-K filed with the SEC on January 21, 2025, February 20, 2025, March 26, 2025, April 3, 2025, May 21, 2025, June 9, 2025 and June 13, 2025;
•The description of our securities filed as an Exhibit 4.1 to our Annual Report, as amended by any subsequent amendment or any report filed for the purpose of updating such description; and
•All documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus supplement and before the termination of this offering (other than any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless we specifically state in such Current Report that such information is to be considered “filed” under the Exchange Act, or we incorporate it by reference into a filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act).
Notwithstanding the foregoing, we are not incorporating any document or information that we deemed within a Current Report on Form 8-K or Form 8-K/A to have been furnished and not filed in accordance with SEC rules. You can obtain any of the documents incorporated by reference in this prospectus supplement or the accompanying prospectus from the SEC through the SEC’s website at http://www.sec.gov. Documents incorporated by reference are also available from us without charge, excluding any exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents by calling (650) 701-7722 or by making a written request to our General Counsel at:
Redwire Corporation
8226 Philips Highway, Suite 101
Jacksonville, Florida 32256
Attention: General Counsel and Secretary
Please note that information contained on our website, whether currently posted or posted in the future, is not a part of this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein.
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INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS
This prospectus supplement and the documents incorporated by reference may contain and refer to certain statements that are not historical facts that contain “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and include references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially from those anticipated due to a number of facts, including but not limited to those described from time to time in our reports filed or furnished with the SEC, and in particular those factors set forth in the section entitled “Risk Factors” in our annual and quarterly reports filed with the SEC.
While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are expressly qualified in their entirety by these cautionary statements.
All forward-looking statements speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise. If we do update one or more forward-looking statements, there should be no inference that we will make additional updates with respect to those or other forward-looking statements.
Important factors which could cause our actual results to differ, possibly materially from the forward-looking statements in this prospectus include, but are not limited to, the following items:
•Edge Autonomy’s future growth depends on the demand for, and customers’ willingness to adopt uncrewed aircraft systems (“UAS”) technology;
•Redwire’s limited operating history in an evolving industry and history of losses to date as well as the limited operating history of Edge Autonomy and the relatively novel nature of the drone industry makes it difficult to evaluate our future prospects and the risks and challenges we may encounter;
•if we are unable to successfully integrate recently completed and future acquisitions, including the business combination with Edge Autonomy, or successfully select, execute or integrate future acquisitions into the business, or we fail to realize the anticipated benefits of the transaction or to realize estimated projected combined company results, our operations and financial condition could be materially and adversely affected;
•our and the combined company’s dependence on U.S. and foreign government contracts, which often are only partially funded and subject to immediate termination, which may be affected by changes in government program requirements, spending priorities or budgetary constraints, including government shutdowns, or which may be influenced by the level of military activities and related spending, such as in or with respect to ongoing or future conflicts, including the war in Ukraine, or as a result of changes in international support for military assistance to Ukraine;
•a significant portion of Edge Autonomy’s revenues result from sales to customers in Ukraine, which sales have been declining and may continue to decline in the event that the war and hostilities in Ukraine end, decline or change, or as a result of changes in international support for military assistance to Ukraine;
•Edge Autonomy’s failure to satisfy mandated compliance requirements or safety standards or failure to design, manufacture and operate safe products could have a materially adverse effect on its business and operating results;
•Edge Autonomy’s work for the U.S. government and international governments may expose us to increased security risks;
•risks associated with the continued economic uncertainty, including high inflation, effects of trade tariffs and other trade actions, supply chain challenges, labor shortages, increased labor costs, high interest rates,
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foreign currency exchange volatility, concerns of economic slowdown or recession and reduced spending or suspension of investment in new or enhanced projects;
•the failure of financial institutions or transactional counterparties could adversely affect our current and projected business operations and our financial condition and results of operations;
•any acquisitions, partnerships or joint ventures into which we enter could disrupt our operations and have a material adverse effect on our business, financial condition and results of operations;
•our ability to grow our business depends on the successful development and continued refinement of many of Redwire’s and the combined company’s proprietary technologies, products, and service offerings, which are subject to many uncertainties, some of which are beyond our control;
•competition with new or existing companies could cause downward pressure on prices, fewer customer orders, reduced margins, the inability to take advantage of new business opportunities, and the loss of market share;
•the possibility that Redwire’s expectations and assumptions relating to future results and projections with respect to Redwire or Edge Autonomy may prove incorrect;
•a limited number of customers make up a high percentage of our revenue;
•litigation matters and potential related expenses may adversely affect our business and results of operations;
•natural disasters, geopolitical conflicts, or other natural or man-made catastrophic events could disrupt and impact our business;
•adverse publicity stemming from any incident or perceived risk involving Redwire, Edge Autonomy, the combined company or their competitors could have a material adverse effect on our business, financial condition and results of operations;
•our business involves significant risks and uncertainties that may not be covered by insurance or indemnity;
•if we fail to respond to commercial industry cycles in terms of our cost structure, manufacturing capacity, and/or personnel needs, our business could be seriously harmed;
•any delays in the development, design, engineering and manufacturing of our core offerings may adversely impact our business, financial condition and results of operations;
•unsatisfactory performance of our and the combined company’s products resulting from challenges in the space environment, extreme weather events, the environments in which drones operate, including in combat or other areas where hostilities may occur, or otherwise could have a material adverse effect on our business, financial condition and results of operations;
•the emerging nature of the market for in-space infrastructure services and the market for drones and related services;
•inability to realize benefits from new offerings or the application of our or the combined company’s technologies;
•our results of operations and cash flows are substantially affected by our mix of fixed-price, cost-plus and time-and-material type contracts;
•our cash flow and profitability could be reduced if expenditures are incurred prior to the final receipt of a contract;
•we may in the future invest significant resources in developing new offerings and exploring the application of our technologies for other uses and those opportunities may never materialize;
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•the inability to convert orders in backlog into revenue;
•we may use artificial intelligence in our business, and challenges with properly managing its use could result in reputational harm, competitive harm, and legal liability, and adversely affect our results of operations;
•our reliance on third-party launch vehicles to launch our spacecraft and customer payloads into space;
•we may experience a total loss of our technology and products and our customers’ payloads, if there is an accident on launch or during the journey into space;
•our operating results may fluctuate significantly, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations or any guidance we may provide;
•cyber-attacks and other security threats and disruptions could have a material adverse effect on our business;
•if we are not successful in attracting or retaining highly qualified personnel, we may not be able to successfully implement our business strategy;
•our business, financial condition and results of operations are subject to risks resulting from broader geographic operations;
•our net earnings and net assets could be materially affected by an impairment of goodwill;
•our pension funding and costs are dependent on several economic assumptions which, if changed, may cause our future results of operations and cash flows to fluctuate significantly over time;
•our ability to use net operating loss carryforwards and certain other tax attributes may be limited;
•the U.S. government’s budget deficit and the national debt, as well as any inability of the U.S. government to complete its budget process for any government fiscal year and consequently having to shut down or operate on funding levels equivalent to its prior fiscal year pursuant to a “continuing resolution,” could have an adverse impact on our business, financial condition, results of operations and cash flows;
•we are subject to the requirements of the National Industrial Security Program Operating Manual for our facility security clearance, which is a prerequisite to our ability to perform on classified contracts for the U.S. government;
•the fact that Redwire and the combined company are subject to stringent U.S. economic sanctions and trade control laws and regulations, as well as risks related to doing business in other countries, including those related to tariffs, trade restrictions and government actions;
•if we fail to adequately protect our intellectual property rights or defend against intellectual property claims, our competitive position could be impaired and our intellectual property applications for registration may not be issued or be registered;
•the need for substantial additional funding to finance our and the combined company’s operations, which may not be available when needed, on acceptable terms or at all;
•the fact that the issuance and sale of shares of our Series A Convertible Preferred Stock (“convertible preferred stock”) has reduced the relative voting power of holders of Redwire common stock and diluted the ownership of holders of our capital stock;
•the ability to achieve the conditions to cause, or timing of, any mandatory conversion of the Redwire convertible preferred stock into Redwire common stock;
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•the fact that AE Industrial Partners, LP and its affiliates (“AE Industrial”) and BCC Redwire Aggregator, L.P. and its affiliates (“Bain” or “Bain Capital”) have significant influence over us, which could limit other investors’ ability to influence the outcome of key transactions, as well as AE Industrial’s increased voting power resulting from its receipt of the Equity Consideration (as defined below);
•the fact that provisions in the Certificate of Designation related to our convertible preferred stock may delay or prevent our acquisition by a third party, which could also reduce the market price of our capital stock;
•our convertible preferred stock has rights, preferences and privileges that are not held by, and are preferential to, the rights of holders of our other outstanding capital stock;
•there may be sales of a substantial amount of our common stock by our pre-Acquisition Closing and post-Acquisition Closing stockholders and these sales could cause the price of our common stock to fall;
•the impact of the issuance of additional shares of convertible preferred stock as paid-in-kind dividends on the price and market for Redwire common stock;
•the volatility of the trading price of Redwire common stock;
•risks related to short sellers of Redwire common stock;
•Redwire’s or the combined company’s inability to report its financial condition or results of operations accurately or in a timely fashion as a result of identified material weaknesses or other deficiencies in internal control over reporting or other failure to maintain effective internal control over financial reporting, in which case our business may be harmed and investors may lose confidence in the accuracy and completeness of our financial reports, as well as the possible need to expand or improve Edge Autonomy’s financial reporting systems and controls;
•the effect of any announcement of the business combination on Redwire’s or Edge Autonomy’s business relationships, operating results and business generally;
•risks that the business combination disrupts pre-Acquisition Closing plans and operations of Redwire or Edge Autonomy;
•the impact of any increase in the combined company’s indebtedness incurred to fund working capital or other corporate needs, including the repayment of Edge Autonomy’s outstanding indebtedness and transaction expenses incurred to acquire Edge Autonomy, as well as debt covenants that may limit the combined company’s activities, flexibility or ability to take advantage of business opportunities, and the effect of debt service on the availability of cash to fund investment in the business;
•the ability to implement business plans, forecasts and other expectations after the completion of the transaction, and to identify and realize additional opportunities; and
•other risks and uncertainties described in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and those as may be detailed from time to time in our public announcements and other SEC filings.
For a further list and description of various risks, relevant factors and uncertainties that could cause future results or events to differ materially from those expressed or implied in our forward-looking statements, see the “Risk Factors” section contained herein and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section contained in the documents incorporated by reference in this prospectus supplement.
Assumptions as to any of the foregoing, and all statements, are not based upon historical fact, but rather reflect our current expectations concerning future results and events. Forward-looking statements that we make or that are
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made by others on our behalf are based upon a knowledge of our business and the environment in which we operate, but because of the factors listed above, among others, actual results may differ from those in the forward-looking statements. We cannot assure you that the results or developments anticipated by us will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for us or affect us, our business or our operations in the way we expect. We caution readers not to place undue reliance on these forward-looking statements.
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SUMMARY
This summary does not contain all of the information you should consider before investing in shares of our common stock. To understand this offering fully, you should carefully read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and accompanying prospectus.
The Company
On June 13, 2025, Redwire completed its transformative acquisition of Edge Autonomy, as described below under “Redwire’s UAS Business - Edge Autonomy” and “Recent Developments.”
Redwire’s Space Business
Redwire is a global leader in aerospace and defense technology solutions. Our “Heritage plus Innovation” strategy enables us to combine decades of flight heritage with an agile and innovative culture creating new, innovative technologies that are the building blocks of space infrastructure for government and commercial customers.
Redwire’s primary business model is to provide mission critical solutions based on core space infrastructure offerings for government and commercial customers through long-duration projects. These core offerings include leading technologies and production capability for mission solutions including: avionics, sensors and payloads; power generation; structures and mechanisms; radio frequency systems; spacecraft platforms and missions; and microgravity payloads. A majority of our projects result in funded technology development and as a result, we benefit from continuous innovation aligned to our three (3) primary focus areas as described below.
Our mission is to accelerate humanity’s expansion into space by delivering reliable, economical and sustainable infrastructure for future generations. With decades of proven flight heritage combined with innovative products and culture, Redwire is uniquely positioned to assist our customers in solving the complex challenges of future space missions and industries. Redwire has three (3) primary areas of focus that form our business:
1. Enabling space mission providers, such as government agencies and large prime contractors, with a broad portfolio of space defense and civil infrastructure, systems, subsystems, and components;
2. Providing the infrastructure and technology needed for people to explore, live and work in space; and
3. Assisting international spacefaring allies in the development of organic space capabilities.
With our core space infrastructure offerings, Redwire is a leading innovator in space infrastructure, enabling space mission providers with the foundational building blocks and integrated solutions needed for complex space missions. Redwire is developing critical space infrastructure that is impacting our terrestrial economy in areas such as national security, global defense, telecommunications, navigation and timing, and Earth observation. Our core space infrastructure offerings include a broad array of modern products and services, which have been enabling space missions since the 1960s and have been flight-proven on over 200 spaceflight missions, including missions such as the National Aeronautics and Space Administration’s Artemis, New Horizons and Perseverance programs, the Space Force’s Global Positioning System (“GPS”), and the European Space Agency’s Project for On-Board Autonomy programs. We are also a provider of innovative technologies with the potential to help transform the economics of space and create new markets for its exploration and commercialization.
Redwire’s broad portfolio of core offerings, plus our domestic and international reach, allows us to participate in national security, civil, and commercial space markets globally. With the increasing importance of space for national security and economic development, international spacefaring allies’ demand for the products and services of a provider like Redwire may increase as they seek to develop their organic space capabilities. We have a unique portfolio of highly synergistic and complementary core space infrastructure offerings that significantly enhance our access to addressable markets in Europe and the rest of the world.

Redwire’s UAS Business - Edge Autonomy
Through the acquisition of Edge Autonomy, Redwire also develops and manufactures high-performance UAS and related operating systems and infrastructure for commercial, government, and military applications in areas such as surveillance, logistics, reconnaissance, border security, and emergency response. Edge Autonomy designs and deploys UAS technology through solutions including autonomous flight systems, artificial intelligence powered data processing, and specialized sensors. Edge Autonomy’s intelligence, surveillance, and reconnaissance gimbal technology provides stabilization and targeting capabilities, while its fuel cell, power solutions, and remote backup power systems support flight operations and mission-critical operations in diverse environments.
Through its solutions, Edge Autonomy aims to help customers streamline operations, enhance security, and address complex challenges related to aerial surveillance and data collection. With a deep understanding of industry demands, Edge Autonomy has become a trusted partner to government agencies, defense contractors, and commercial enterprises worldwide.
Recent Developments
Merger Agreement
On June 13, 2025, Redwire consummated its acquisition of Edge Autonomy pursuant to the Agreement and Plan of Merger with Edge Autonomy Ultimate Holdings, LP, a Delaware limited partnership (“Seller”), and the other parties thereto (as amended, the “Edge Merger Agreement”), pursuant to which Redwire, via the mergers set forth in the Edge Merger Agreement (the “Mergers”, and together with the stock issuance described below, the “Transactions”), acquired Edge Autonomy. Immediately following the Mergers, on June 13, 2025, Echelon Purchaser LLC, a Delaware limited liability company and the surviving entity in the Mergers, merged with and into Redwire Intermediate Edge Holdings, LLC, a Delaware limited liability company.
The aggregate merger consideration paid by Redwire at the closing of the Transactions (the “Acquisition Closing”) was $925 million, subject to customary working capital, cash and indebtedness adjustments (the “Merger Consideration”). The Merger Consideration consisted of (i) $160 million in cash, which included a promissory note in the principal amount of $100 million issued by a subsidiary of Redwire (such promissory note the “Seller Note”) and (ii) the remainder in shares of our common stock issued at a price per share of $15.07, based on the volume-weighted average trading price on the NYSE for the 30 trading days ending on January 17, 2025 (the “Equity Consideration”), subject to a portion of such common stock being held back from the Equity Consideration to satisfy post-Acquisition Closing adjustments to the Merger Consideration. Redwire financed the cash portion of the Merger Consideration with cash on hand, issuance of the Seller Note, and proceeds under its existing credit facility and/or proceeds from new debt facilities that Redwire entered into upon the Acquisition Closing. Redwire plans to use the proceeds of this offering in accordance with the terms of the Registration Rights Coordination Agreement (as defined and described below), including to repay all or a portion of the Seller Note to the extent the proceeds of this offering permits.
The Seller Note has a 3.00% upfront fee to be paid-in-kind and added to the principal amount of the Seller Note and will be fully earned at the maturity date thereof and a cash minimum return payment calculated as follows: (x) to the extent the Seller Note is repaid in whole or in part from the Acquisition Closing through July 15, 2025, 1.20 times the principal amount being repaid, (y) to the extent the Seller Note is repaid in whole or in part from July 16, 2025 through December 31, 2025, 1.35 times the principal amount being repaid and (z) to the extent the Seller Note is repaid in whole or in part from and after January 1, 2026, 1.50 times the principal amount being repaid, in each case, less aggregate cash payments of principal, interest (including paid-in-kind interest) and the upfront fee previously or then being paid in cash. The Seller Note also provides that if Redwire or any of its subsidiaries (a) receives any equity financing net proceeds (including proceeds from the offering described herein) or (b) receives any net debt proceeds from a refinancing or modification of certain existing Redwire or Edge Autonomy credit facilities, 100.00% of such proceeds, to the extent made available to the issuer of the Seller Note, must be applied to the prepayment of the obligations (the “Prepayment Obligation”) under the Seller Note in cash.
AE Industrial owned approximately 43.0% of the common stock of Redwire (including through its shares of convertible preferred stock, on an as converted basis) prior to the Mergers and, following the Mergers but without giving effect to this offering own approximately 60.2% of the common stock of Redwire (including through its shares of convertible preferred stock on an as converted basis). In addition, prior to the Mergers, AE Industrial held a controlling equity interest in the Seller.
Registration Rights Coordination Agreement
On June 8, 2025, Redwire entered into a registration rights coordination agreement (the “Registration Rights Coordination Agreement”) with Bain, AE Industrial Partners Fund II, L.P. (“AE Fund II”) and AE Industrial Partners Structured Solutions I, L.P. (“AE Industrial Partners Structured Solutions”) relating to that certain Registration Rights Agreement (the “RRA”) dated October 28, 2022 by and among Redwire, Bain, AE Fund II and AE Industrial Partners Structured Solutions, which was entered into in connection with the issuance of Redwire convertible preferred stock. The Registration Rights Coordination Agreement provides that, if Redwire effects any equity offering (including the offering described herein) within 90 days after the Acquisition Closing (a “Post-Acquisition Closing Offering”), (i) the first $40 million of net proceeds of the Post-Acquisition Closing Offering, after deducting underwriting discounts but before our estimated offering expenses, shall be added to Redwire’s cash on hand for working capital and other corporate uses, (ii) an amount equal to the greater of (A) 25% of the net proceeds of the Post-Acquisition Closing Offering, after deducting underwriting discounts but before our estimated offering expenses and (B) $50 million would, at Bain’s election (the “Purchase Election”) within five business days following consummation of the Post-Acquisition Closing Offering, be applied to purchase a portion of Bain’s shares of Redwire convertible preferred stock based on the then-current conversion rate of the Redwire convertible preferred stock at a price based on the per share price of Redwire common stock sold by Redwire in any Post-Acquisition Closing Offering, and (iii) the balance of the net proceeds of the Post-Acquisition Closing Offering, after deducting underwriting discounts but before our estimated offering expenses, shall be added to Redwire’s cash on hand for working capital and other corporate uses, including the repayment of the Seller Note in accordance with its terms (including the Prepayment Obligation). In addition, Bain, AE Fund II and AE Industrial Partners Structured Solutions each agreed in the Registration Rights Coordination Agreement that, subject to certain limitations, if requested by the underwriters of the Post-Acquisition Closing Offering, it and its affiliates would enter into a 90-day lock-up agreement, as would have been required if their shares of Redwire common stock were to be included in the Post-Acquisition Closing Offering pursuant to the RRA. See “Underwriting” in this prospectus supplement for a description of lock-up agreements that have been entered into by such parties. In addition, Redwire agreed to file with the SEC a resale registration statement as required by the RRA and to use its commercially reasonable efforts to cause it to be declared effective by the SEC not later than the 90th day after the Acquisition Closing.
Corporate Information
Our principal executive offices are located at 8226 Philips Highway, Suite 101, Jacksonville, Florida 32256. Our telephone number is (650) 701-7722. Our website is https://redwirespace.com. Please note that information contained on our website, whether currently posted or posted in the future, is not a part of this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein.

The Offering
The following summary contains basic information about this offering. This summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus. For a more complete description of our common stock, see “Description of Capital Stock” in the accompanying prospectus.

Issuer	Redwire Corporation

Common Stock Offered	15,525,000 shares. We have also granted the underwriters a 30-day option to purchase up to an additional 2,328,750 shares.

Common Stock to be Outstanding Immediately Following this Offering	142,575,692 shares (or 144,904,442 shares if the underwriters’ option to purchase additional shares is exercised in full).

Use of Proceeds
We estimate that the net proceeds from this offering will be approximately $244.9 million (or approximately $281.8 million if the underwriters exercise their option to purchase additional shares in full), after deducting underwriting discounts and our estimated offering expenses. We intend to use the net proceeds from this offering as follows in accordance with the terms of the Registration Rights Coordination Agreement:
•the first $40 million of net proceeds, after deducting underwriting discounts but before our estimated offering expenses, shall be added to Redwire’s cash on hand for working capital and other corporate uses;
•an amount equal to the greater of (A) 25% of the net proceeds, after deducting underwriting discounts but before our estimated offering expenses and (B) $50 million will, at Bain’s proper exercise of the Purchase Election, be applied to purchase a portion of Bain’s shares of convertible preferred stock based on the then-current conversion rate of the convertible preferred stock at a price based on the per share price of Redwire common stock sold by Redwire in this offering; and
•the balance, after deducting underwriting discounts but before our estimated offering expenses, shall be added to Redwire’s cash on hand for working capital and other corporate uses, including the repayment of the Seller Note in accordance with its terms (including the Prepayment Obligation).

Listing	Our common stock is listed on the NYSE under the symbol “RDW.”

Risk Factors
Investing in our common stock involves risk. See “Risk Factors” beginning on page S-6 of this prospectus supplement, page 5 of the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement for a discussion of factors you should consider carefully before deciding to invest in our common stock.

The number of shares of our common stock outstanding after this offering is based on 77,285,845 shares outstanding as of June 13, 2025, plus 49,764,847 shares issued at Acquisition Closing, and does not include: (i) 22,281,984 shares of our common stock reserved for future issuance under the Redwire Corporation 2021 Omnibus Incentive Plan (including 3,799,517 shares of our common stock issuable upon vesting of restricted stock units and performance stock units (as if performance conditions were achieved at target level)); (ii) 115,050.95 shares of convertible preferred stock that are convertible into 38,320,983 shares of our common stock; (iii) 2,633,190 shares of common stock that are issuable upon exercise of warrants; (iv) 7,723,414 shares available for purchase under our Employee Stock Purchase Plan, or (v) 331,785 shares of common stock being held back from the Equity Consideration to satisfy post-Acquisition Closing adjustments to the Merger Consideration, in each case as of June 13, 2025.
Following this offering, AE Industrial, will own approximately 55.0% of the common stock of Redwire (including through its shares of convertible preferred stock on an as converted basis) and Bain will own approximately 13.2% of the common stock of Redwire (including through its shares of convertible preferred stock on an as converted basis but without giving effect to the exercise by Bain, if applicable, of the Purchase Election).
Unless we specifically state otherwise, the information in this prospectus supplement does not give effect to (i) the exercise by the underwriters pursuant to this offering of their option to purchase up to an additional 2,328,750 shares of our common stock or (ii) the exercise by Bain, if applicable, of the Purchase Election, and calculations of ownership following this offering are based on the “Common Stock to be Outstanding Immediately Following this Offering” set forth above plus 115,050.95 shares of convertible preferred stock that are convertible into 38,320,983 shares of our common stock,.

RISK FACTORS
Investing in shares of our common stock involves risks. The following risk factors, as well as those under Part I, Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which are incorporated herein by reference, should be considered prior to deciding to invest in any shares of our common stock offered for sale pursuant to this prospectus supplement. These risk factors may be amended, supplemented or superseded from time to time by risk factors contained in Exchange Act reports that we file with the SEC, which will be incorporated herein by reference, or by a post-effective amendment to the registration statement of which this prospectus supplement forms a part. There may be additional risks that are not presently material or known. If any of the events described below occur, our business, financial condition, results of operations, liquidity or access to the debt or capital markets could be materially adversely affected. The following risks could cause our actual results to differ materially from our historical experience and from any estimates or expectations set forth in forward-looking statements made in or incorporated by reference into this prospectus supplement or the documents incorporated herein by reference.
Risks Related to Edge Autonomy
Edge Autonomy’s future growth depends on the demand for, and customers’ willingness to adopt UAS technology.
Evolving global security requirements and increasing demand for efficient supply chain and logistics solutions may present opportunities for growth in the market for autonomous aerial systems and advanced UAS technology. However, potential failure to manage the risks described above may discourage current or potential customers from purchasing its UAS products. If the market for UAS products does not develop as Edge Autonomy expects or develops more slowly than Edge Autonomy expects, its business, prospects, financial condition and operating results may be adversely affected.
Following the Transactions, Redwire stockholders own interests in a company with different risks and liabilities.
Following consummation of the Transactions, Redwire stockholders own interests in a company operating an expanded business with a different mix of risks and liabilities. Edge Autonomy is a provider of UAS technology, and the market for UAS technology services is still an emerging market. Unsatisfactory performance of Edge Autonomy’s products resulting from the environments in which drones operate, including in combat or other areas where wars and hostilities may occur (for example, the war in Ukraine), or numerous other market and technological factors may cause the demand for the products and technologies offered by Edge Autonomy to decline or be subject to variation and may cause variations in the market price of our common stock following the Transactions. In particular, a significant portion of Edge Autonomy’s sales are to customers in Ukraine, which sales have been declining and may continue to decline in the event that the war and hostilities in Ukraine end, decline or change, or as a result of changes in international support for military assistance to Ukraine.
Edge Autonomy faces competition from other firms, many of which have substantially greater resources.
Edge Autonomy is a provider of UAS and autonomous technology solutions in a sector that has experienced significant growth driven by advancements in autonomous systems, artificial intelligence, machine learning, and sensor technologies.
Edge Autonomy faces competition from various entities, including established defense contractors, autonomous flight system specialists, security technology providers, and companies focused on sensor technology and artificial intelligence software development, many of which are larger than Edge Autonomy and have greater technical, manufacturing and financial resources. The product capabilities of consumer and commercially focused drone manufacturers continue to increase and their product prices remain low relative to existing defense solutions. This competition could affect Edge Autonomy’s market position, as rapid technological advancements in artificial intelligence and automation may require significant ongoing investment in research and development to maintain its competitive advantage. Edge Autonomy’s future growth prospects depend on its ability to successfully innovate, differentiate its offerings, and maintain or expand its market share in an increasingly competitive landscape. Failure to effectively compete in these areas could result in reduced sales, margin pressure, and loss of strategic opportunities.
Edge Autonomy’s UAS products are subject to certain safety standards and complex regulatory frameworks, and the failure to satisfy such mandated compliance requirements or safety standards or failure to design, manufacture and operate safe products could have a materially adverse effect on its business and operating results.
The UAS industry is subject to several complex regulatory frameworks including National Defense Authorization Act compliance requirements, Federal Aviation Regulations, Defense Federal Acquisition Regulations, International Traffic in Arms Regulations and Export Administration Regulations. Edge Autonomy strives to maintain compliance with all applicable U.S. and international export control laws, regulations, and security requirements.
In the United States, the Federal Aviation Administration oversees the safety of aircraft operations in the national airspace system and has the authority to grant airworthiness certificates and related exemptions to UAS. If Edge Autonomy fails to have its UAS satisfy applicable UAS standards in any jurisdiction where it operates, its business and operating results could be adversely affected. While Edge Autonomy is committed to producing safe products, there can be no assurance that its safety technology will be effective in preventing incidents related to product safety, such as accidents involving its UAS products. Failure to ensure the safe operation of its UAS products may affect its reputation and the sale of its UAS products, which may ultimately have a materially adverse effect on its business operation and financial results.
Geopolitical and macroeconomic events and conditions could adversely affect the Edge Autonomy business, financial condition and operating results.
Edge Autonomy’s international business is affected by changes in U.S. and non-U.S. national policies and priorities, and geopolitical relationships, any of which may be influenced by changes in the global threat environment, political leadership, geopolitical and economic uncertainties, war and terrorist events, the escalation or continuation of armed conflict, government budgets, inflationary pressures, sanctions imposed in countries where Edge Autonomy does business or seek to do business, and economic and political factors more generally.
Unsatisfactory performance of Edge Autonomy’s products resulting from the environments in which drones operate, including in combat or other areas where wars and hostilities may occur (for example, the war in Ukraine), may cause the demand for the products and technologies offered by Edge Autonomy to decline or be subject to variation. In particular, approximately 15% of Edge Autonomy’s sales for the twelve months ended March 31, 2025 are to customers in Ukraine, which sales have been declining and may continue to decline in the event that the war and hostilities in Ukraine end, decline or change, or as a result of changes in international support for military assistance to Ukraine.
Further, there is a possibility that political decisions made by the U.S. government, such as changes in prior military commitments, including in response to the armed conflict in Ukraine or the Middle East, or an impasse on policy issues, could impact future spending and program authorizations, which may not increase or may decrease or shift to programs in areas in which Edge Autonomy does not provide products or services or are less likely to be awarded contracts. Such changes in spending authorizations and budgetary priorities may occur as a result of shifts in spending priorities from defense-related and other programs due to, among other factors, competing demands for federal funds and the number and intensity of military conflicts, all of which may ultimately have a materially adverse effect on its business operation and financial results.
Edge Autonomy’s work for the U.S. government and international governments may expose us to increased security risks.
As a government contractor, given the enhanced sensitivity of the information Edge Autonomy has access to and the nature of its products and services, Edge Autonomy is at increased risk of being targeted for cyber and other security attacks, including threats to the physical security of its facilities and employees. In addition, Edge Autonomy works in international locations where there are high security risks, which could result in harm to its employees, contractors, and remote assets, and substantial protection or recovery costs. Some of its services are performed in or adjacent to high-risk locations where the country or location is experiencing political, social or economic issues, or war or civil unrest. In those locations where Edge Autonomy has employees or operations, it may incur substantial costs to maintain the safety of its personnel, its remote assets and its information. As such international locations and the risks associated with them change rapidly, such precautions may be insufficient to avoid such risks including possible possession of Edge Autonomy’s remote assets and related access to its intellectual property by unintended third parties and the possible loss of its personnel in these locations, which could harm our business and operating results.
Risks Related to the Transactions
Redwire may be unable to integrate the operations of Redwire and Edge Autonomy successfully and realize the anticipated synergies and other benefits of the Mergers, or unable to do so within the anticipated timeframe.
The Mergers involved the combination of two (2) companies which previously operated independently. Following the Acquisition Closing, Redwire is expected to benefit from certain synergies and the elimination of duplicative costs associated with general and administrative expenses, among others. Redwire will, however, be required to devote significant management attention and resources to integrating the business practices, cultures and operations of Edge Autonomy with Redwire’s. Potential difficulties Redwire may encounter in the integration process include, among others, the following:
1.the inability to successfully combine the operations of Redwire and Edge Autonomy in a manner that permits Redwire to achieve the cost savings from the Mergers, or results in the anticipated benefits and synergies of the Mergers not being realized in the timeframe currently anticipated or at all;
2.the inability to minimize the diversion of management attention from ongoing business concerns during the process of integrating Edge Autonomy into our businesses;
3.the inability to integrate product lines and capitalize on cross-selling opportunities;
4.the inability to resolve potential conflicts that may arise relating to customer, supplier and other important relationships of our business and Edge Autonomy;
5.potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the Mergers;
6.failure to retain key management and other key employees of Edge Autonomy;
7.the potential need to upgrade Edge Autonomy’s reporting systems, including internal controls over financial reporting and/or systems, which may be found to have material weaknesses or significant deficiencies;
8.the difficulties harmonizing differences in the business cultures of Redwire and Edge Autonomy;
9.the challenge of managing the expanded operations of a significantly larger and more complex company and coordinating geographically separate organizations; and
10.additional complexities of combining two (2) companies with different histories, organizations, systems, operating procedures, compliance programs, products, markets, customers, technology, networks and other assets.
For all these reasons, it is possible that the integration process could result in the distraction of Redwire’s management, the disruption of Redwire’s ongoing business or inconsistencies in Redwire’s operations, services, standards, controls, procedures and policies, any of which could adversely affect the ability of Redwire to maintain relationships with customers, vendors and employees or to achieve the anticipated benefits of the Mergers, or could otherwise adversely affect Redwire’s business and financial results.

Redwire stockholders have a smaller ownership and voting interest in Redwire following completion of the Mergers, compared to their respective ownership and voting interest in Redwire prior to the Mergers.
Following completion of the Mergers, after giving effect to the related stock issuance but without giving effect to this offering, based on the number of shares of our common stock and convertible preferred stock outstanding on June 13, 2025, (i) continuing Redwire stockholders own approximately 69.9% and the Seller owns approximately 30.1% of our common stock and Redwire convertible preferred stock (on an as converted to common stock basis), (ii) AE Industrial (including Seller) beneficially owns approximately 60.2% of our common stock and Redwire convertible preferred stock (on an as converted to common stock basis) and (iii) Bain beneficially owns approximately 14.5% of our common stock and Redwire convertible preferred stock (on an as converted to common stock basis but without giving effect to the exercise by Bain, if applicable, of the Purchase Election). Accordingly, the Redwire stockholders prior to the Mergers exercise significantly less influence over Redwire after the Mergers relative to their respective influence over Redwire prior to the Mergers, and thus have a less significant impact on the approval or rejection of future Redwire proposals submitted to a stockholder vote.
Following completion of the Mergers, AE Industrial (including Seller) holds a majority of the voting power of Redwire and will appoint a majority of the directors to the Redwire Board of Directors (the “Redwire Board”).
Following the Mergers, without giving effect to this offering, AE Industrial (including Seller) beneficially owns approximately 60.2% of our common stock and Redwire convertible preferred stock (on an as converted to common stock basis). Additionally, among other things, an amended and restated investor rights agreement (the “A&R Investor Rights Agreement”) entered into by Redwire, Seller, certain AE Industrial stockholders (the “AE Industrial Stockholders”) and Genesis Park Holdings provides that, of the nine (9) or more directors that will sit on the Redwire Board, (i) the AE Industrial Stockholders will be permitted to designate four (4) directors for election to the Redwire Board, which number would be reduced once the AE Industrial Stockholders no longer hold fifty percent (50%) or more of the Redwire common stock beneficially owned by the AE Industrial Stockholders (excluding Redwire common stock beneficially owned by Seller) at the Acquisition Closing and (ii) Seller will be permitted to designate one (1) director for election to the Redwire Board so long as Seller continues to hold twenty-five percent (25%) or more of the Redwire common stock beneficially owned by Seller (excluding Redwire common stock beneficially owned by the AE Industrial Stockholders) at the Acquisition Closing, provided that so long as the AE Industrial Stockholders and Seller collectively may nominate an aggregate of five (5) directors to the Redwire Board, all but one (1) director must be independent under NYSE listing standards and, if less than five (5) directors, a majority must be independent.
Redwire expects to incur substantial expenses related to the Transactions, including with respect to integration.
Redwire expects to incur substantial expenses in integrating the business, operations, systems, technologies, policies and procedures of Edge Autonomy with those of Redwire. While Redwire has assumed that a certain level of expenses would be incurred, there are a number of factors beyond its control that could affect the total amount or the timing of the expenses relating to the integration of Redwire’s and Edge Autonomy’s operations. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the expenses associated with the Transactions could, particularly in the near term, reduce the savings that Redwire expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings following the completion of the Transactions, and impact Redwire’s business and operations and the market price of the Redwire common stock.
The market price of our common stock may decline as a result of the Transactions.
The market price of our common stock may decline as a result of the Transactions if (a) Redwire does not achieve the perceived benefits of the Transactions as rapidly or to the extent anticipated by financial or industry analysts, or (b) the effect of the Transactions on Redwire’s financial results is not consistent with the expectations of financial or industry analysts. Redwire stockholders prior to the Mergers may not wish to continue to invest in Redwire, or for other reasons may wish to dispose of some or all of their shares of our common stock. In addition, the expiration of the lock-up set forth in the A&R Investor Rights Agreement may result in additional shares of our common stock being sold. If, following the Acquisition Closing, significant amounts of our common stock are sold, the price of our common stock could decline.
The historical consolidated financial information of Edge Autonomy and the unaudited pro forma information included and incorporated by reference in this prospectus supplement may not be a reliable indicator of future results.
We and Edge Autonomy have no prior history as a combined company and our assets and operations have not been managed on a combined basis. As a result, our unaudited pro forma condensed combined financial information incorporated by reference in this prospectus supplement, which was prepared in accordance with Article 11 of Regulation S-X, and historical financial statements of our and Edge Autonomy’s businesses are presented for informational purposes only and are not necessarily indicative of the financial position or results of operations that would have actually occurred had the Transactions not been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of the combined company.
Our unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Transactions, nor does it reflect the costs to integrate the operations of Edge Autonomy or the costs necessary to achieve any cost savings, operating synergies and revenue enhancements. Our unaudited pro forma condensed combined financial information incorporated by reference in this prospectus supplement is based in part on certain assumptions regarding the Transactions. We believe the assumptions underlying such unaudited pro forma condensed combined financial information are reasonable under the circumstances, however, such assumptions and estimates are preliminary and may not prove to be accurate over time. In addition, if and to the extent there are any changes in market conditions affecting the Transactions, then the unaudited pro forma condensed combined financial information and the future operating results or financial position of the combined company may be impacted, and such impact may be material. We have no obligation to update the unaudited pro forma condensed financial information for any subsequent event and may not do so.
As a result, investors should not place any undue reliance on our unaudited pro forma condensed combined financial information, and our actual results following the completion of the Transactions may differ from those that are anticipated.
Redwire may need to incur additional indebtedness in the future.
In connection with executing Redwire’s business strategies following the Transactions, Redwire may need to incur additional indebtedness to fund working capital or other corporate needs, including the repayment of Edge Autonomy’s outstanding indebtedness and transaction expenses incurred to acquire Edge Autonomy. The amount of such indebtedness could have material adverse consequences for Redwire, including subjecting Redwire to debt covenants that may limit Redwire’s activities, flexibility or ability to take advantage of business opportunities, limiting the amount of free cash flow available for future operations, acquisitions, dividends, stock repurchases or other uses, and making Redwire more vulnerable to economic or industry downturns, including interest rate increases, the impact of which could have a material adverse effect on Redwire’s results of operations, financial condition and liquidity.
Recent tariff actions by the United States and other countries may adversely affect demand for Redwire’s and Edge Autonomy’s products and services, as well as increase manufacturing costs, which could have a material adverse effect on our business, financial condition and results of operations.
The current U.S. administration recently announced significant tariff actions on imports from a broad set of countries, including Canada, Mexico, European Union member states, Japan and China. The effects of these tariffs cannot be predicted with certainty but there is a likelihood that they will create increased supply chain costs for certain inputs to the manufacture of both Redwire and Edge Autonomy products and potentially cause shortages of certain raw materials or supplied components. In response to these tariffs, U.S. trading partners have imposed, or are likely to impose, their own tariffs, which could have the effect of increasing the cost of both Redwire and Edge Autonomy products and services that are sold to or in foreign countries. In addition, many economists and other market experts have indicated an increased likelihood of global recession as a result of the potential disruption to international trade.
Although a majority of Redwire’s sales are to domestic customers and a significant portion of Edge Autonomy’s sales to non-U.S. customers is supplied from its factory in Europe, which should mitigate the effects of tariff actions on such sales, foreign sales are expected to represent a significant portion of Redwire’s and Edge Autonomy’s combined total revenues. Accordingly, these trade actions and the widespread uncertainty and international tensions resulting therefrom, including, without limitation, the effect on the value of the U.S. dollar relative to other currencies, may adversely affect revenues, costs of sales and production volumes, any of which could materially and adversely harm our business, financial condition and results of operations.
Risks Related to this Offering
The price of our common stock may fluctuate significantly, and this may make it difficult for you to resell shares of our common stock owned by you at times or at prices you find attractive.
The trading price of our common stock may fluctuate widely as a result of a number of factors, many of which are outside our control. In addition, the stock market is subject to fluctuations in the share prices and trading volumes that affect the market prices of the shares of many companies. These broad market fluctuations have adversely affected and may continue to adversely affect the market price of our common stock. Among the factors that could affect our stock price are:
•adverse economic conditions, trade policies, political conditions, outbreaks of war, disasters, or regulatory or other policy changes in states or countries where we have a concentration of our business;
•fluctuations in our financial results, revenues and expenses;
•quarterly and annual variations in our operating results;
•changes in the market’s expectations about our operating results;
•loss of revenues;
•fluctuations in foreign currency exchange rates;
•our operating results failing to meet the expectation of securities analysts or investors in a particular period;
•changes in financial estimates and recommendations by securities analysts concerning us or the industries in which we operate in general;
•operating and stock price performance of other companies that investors deem comparable to us;
•news reports relating to trends in our markets
•changes in laws and regulations affecting our business;
•material announcements by us or our competitors;
•the impact or perceived impact of developments relating to our acquisitions such as the Transactions, including the possible perception by securities analysts or investors that such acquisitions divert management attention from our core operations;
•market volatility;
•changes in the U.S.-based credit markets;
•changes in current U.S. or global economic conditions, including an extended slowdown in the markets in which we operate;

•a downgrade to our corporate credit rating, the credit ratings of our outstanding debt or other market speculation;
•general conditions in the industries in which we operate;
•our investments in geographic expansion and to increase our presence in existing markets;
•our ability to successfully execute our growth strategy;
•a cybersecurity attack or any other interruption in information technology and/or data security that may impact our operations or the operations of third parties that support us;
•legal proceedings;
•our ability to comply with non-U.S. laws, regulations and policies; and
•sales of substantial amounts of shares of our common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur.
In recent years, the stock market has experienced significant price and volume fluctuations. Such fluctuations, as well as general political conditions, the current economic conditions, or interest rate or currency rate fluctuations, could adversely affect the market price of our common stock. This volatility frequently has occurred without regard to the operating performance of the affected companies, and the price of our common stock could fluctuate based upon factors that have little or nothing to do with us, which could materially reduce our share price.
Our stock price may be negatively affected by fluctuations in our financial results.
The market price of our common stock may be subject to fluctuations due not only to general economic and stock market conditions but also to a change in sentiment in the market regarding our operations, business prospects, liquidity or this offering. Our operating results, revenues and expenses may also fluctuate for many other reasons, many of which are outside of our control, such as: competition; our ability to control expenses; loss of revenues; changes or consolidation in the industries in which we operate; our investments in geographic expansion and to increase our presence in existing markets; interest rate fluctuations; successful execution of our strategic growth plans; managerial execution; employee retention; growing risks associated with international operations; foreign currency and exchange rate fluctuations; inflation; litigation; acquisitions of other companies or assets; or our investments in other corporate resources. In addition, changes in accounting policies or practices may affect our level of net income. Fluctuations in our financial results, revenues and expenses may cause the market price of our common stock to decline.
There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.
Except as described under “Underwriting,” we are not restricted from issuing additional shares of our common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, shares of our common stock. The issuance of any additional shares of our common stock or convertible securities could be substantially dilutive to holders of our common stock. Moreover, to the extent that we issue restricted stock, restricted stock units, performance stock, performance stock units, stock appreciation rights, options or warrants to purchase our shares of our common stock in the future and those stock appreciation rights, options or warrants are exercised or as the restricted stock, restricted stock units, performance stock or performance stock units vest, our stockholders may experience further dilution. Holders of our common stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our stockholders. The market price of our common stock could decline as a result of sales of shares of our common stock made after this offering or the perception that such sales could occur.

If securities or industry press or analysts cease covering our common stock, publish negative research or reports about our business, or if they change their recommendations regarding our common stock adversely, the share price and trading volume of our common stock could decline.
The trading market for shares of our common stock may be influenced by the articles, research and reports that industry or securities analysts and press publish about us or our business. If one or more of the analysts who cover us downgrade our common stock, or if industry press publishes negative articles about our Company, the share price of our common stock would likely decline. If one or more of these analysts ceased coverage of our Company or failed to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.
Our common stock is equity and is subordinate to our existing and future indebtedness.
Shares of our common stock are equity interests in the Company and do not constitute indebtedness. As such, shares of our common stock will rank junior to all indebtedness and other non-equity claims on the Company with respect to assets available to satisfy claims on the Company, including in a liquidation of the Company.

USE OF PROCEEDS
We estimate that the net proceeds from this offering will be approximately $244.9 million (or approximately $281.8 if the underwriters exercise their option to purchase additional shares in full), after deducting underwriting discounts and our estimated offering expenses.
We intend to use the net proceeds from this offering as follows in accordance with the terms of the Registration Rights Coordination Agreement:
•the first $40 million of the net proceeds, after deducting underwriting discounts but before our estimated offering expenses, shall be added to Redwire’s cash on hand for working capital and other corporate uses;
•an amount equal to the greater of (A) 25% of the net proceeds, after deducting underwriting discounts but before our estimated offering expenses and (B) $50 million will, at Bain’s proper exercise of the Purchase Election, be applied to purchase a portion of Bain’s shares of convertible preferred stock based on the then-current conversion rate of the convertible preferred stock at a price based on the per share price of Redwire common stock sold by Redwire in this offering; and
•the balance, after deducting underwriting discounts but before our estimated offering expenses, shall be added to Redwire’s cash on hand for working capital and other corporate uses, including the repayment of the Seller Note in accordance with its terms (including the Prepayment Obligation).
Interest on the Seller Note will accrue as follows, and will be payable in arrears quarterly, at Redwire’s option, in cash or in-kind at an annual rate equal to: (x)(i) from the Acquisition Closing through July 15, 2025, and (ii) from July 16, 2025 through December 31, 2025, in each case, fifteen percent (15.00%) and (y) from and after January 1, 2026, eighteen percent (18.00%).
The Seller Note matures on the date that is the earliest of (i) a change of control of the majority of outstanding Redwire common stock (determined on a fully diluted and as converted basis), or a sale of all or substantially all of the assets of Redwire; (ii) the date that is ninety-one (91) days following the maturity date of certain existing Redwire or Edge Autonomy credit facilities; and (iii) acceleration following an Event of Default (as defined therein).
Following this offering, AE Industrial will own approximately 55.0% of the common stock of Redwire (including through its shares of convertible preferred stock on an as converted basis) and Bain will own approximately 13.2% of the common stock of Redwire (including through its shares of convertible preferred stock on an as converted basis but without giving effect to the exercise by Bain, if applicable, of the Purchase Election).

CAPITALIZATION
The following table sets forth our unaudited cash and cash equivalents and consolidated capitalization as of March 31, 2025:
•on an actual basis;
•on an as adjusted basis to give effect to the Transactions as described under “Summary — Recent Developments — Merger Agreement”; and
•on an as further adjusted basis to give effect to (i) the Transactions, and (ii) completion of this offering of shares of our common stock and the use of proceeds therefrom, as described under “Use of Proceeds,” after deducting underwriting discounts and commissions and other estimated expenses of this offering payable by us (assuming no exercise of the underwriters’ option to purchase additional shares of our common stock and no exercise by Bain, if applicable, of the Purchase Election).
You should read this table in conjunction with the “Use of Proceeds” section of this prospectus supplement, as well as the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and unaudited condensed consolidated financial statements and the related notes thereto contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, which is incorporated by reference in this prospectus supplement.

	As of March 31, 2025
	Actual	As Adjusted	As Further Adjusted
	(dollars in thousands, except share data)
Cash, cash equivalents and restricted cash	54,221	64,957	189,835

Short-term debt, including current portion of long-term debt	780	5,280	5,280
Long-term debt, net
Adams Street Term Loan	30,134	30,134	30,134

Adams Street Delayed Draw Term Loan	14,581	14,581	14,581

Adams Street Incremental Term Loan	31,188	31,188	31,188
Adams Street Revolving Credit Facility	30,000	30,000	30,000
JP Morgan Term Loan	—	90,000	90,000
Seller Note		100,000	—
D&O Financing Loans	—	—	—
Total long-term debt	105,903	295,903	195,903
Unamortized discounts and issuance costs	748	5,465	5,465
Short-term debt	780	5,280	5,280
Total long-term debt, net	104,375	285,158	185,158
Commitments and contingencies
Convertible preferred stock, $0.0001 par value, 125,292.00 shares authorized; issued and outstanding: 106,982.68. Liquidation preference: $306,712	134,734	134,734	134,734
Shareholders’ Equity
Preferred stock, $0.0001 par value, 99,874,708 shares authorized; none issued and outstanding	—	—	—

	As of March 31, 2025
	Actual	As Adjusted	As Further Adjusted
	(dollars in thousands, except share data)
Common stock, $0.0001 par value, 500,000,000 shares authorized, actual, as adjusted and as further adjusted; 77,082,332, 126,847,179 and 142,575,692 shares issued and outstanding, respectively, actual, as adjusted and as further adjusted	8	13	14
Treasury stock, 728,739 shares, at cost	(3,573)	(3,573)	(3,573)
Additional paid-in capital	284,381	1,180,901	1,440,943
Accumulated deficit	(351,054)	(365,467)	(365,467)
Accumulated other comprehensive income (loss)	2,174	2,174	2,174
Total shareholders’ equity (deficit)	(68,064)	814,048	1,074,091

Total capitalization	171,825	1,239,220	1,399,263

SELECTED FINANCIAL DATA
Supplemental Non-GAAP Information
Redwire uses and, prior to its acquisition, Edge Autonomy used, Adjusted EBITDA (as defined below) to evaluate its operating performance, generate future operating plans, and make strategic decisions including those relating to operating expenses and the allocation of internal resources which are not calculated in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) and are considered to be non-GAAP financial measures.. This non-GAAP financial performance measure is used to supplement the financial information presented on a U.S. GAAP basis and should not be considered in isolation or as a substitute for the relevant U.S. GAAP measures and should be read in conjunction with information presented on a U.S. GAAP basis. Because not all companies use identical calculations, Redwire’s presentation of its own or Edge Autonomy’s Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.
Adjusted EBITDA of Redwire is defined as net income (loss) adjusted for interest expense, net, income tax expense (benefit), depreciation and amortization, impairment expense, transaction expenses, acquisition integration costs, purchase accounting fair value adjustment related to deferred revenue, severance costs, capital market and advisory fees, litigation-related expenses, equity-based compensation, committed equity facility transaction costs, debt financing costs, gain on sale of joint ventures, net of costs incurred, and warrant liability change in fair value adjustment.
Adjusted EBITDA of Edge Autonomy is defined as net income (loss) adjusted for interest expense, net, income tax expense (benefit), depreciation and amortization, transaction expenses, equity-based compensation, debt financing costs, management fees, board compensation, Riga fire costs, non-recurring integration costs and reversal of contingent consideration.
The table below presents a reconciliation of Redwire Adjusted EBITDA to Redwire net income (loss), computed in accordance with U.S. GAAP for the following periods:

	Year Ended
(in thousands)	December 31, 2024	December 31, 2023	December 31, 2022
Net income (loss)	$(114,311)	$(27,264)	$(130,620)
Interest expense, net	13,483	10,699	8,220
Income tax expense (benefit)	(2,020)	(486)	(7,972)
Depreciation and amortization	11,692	10,724	11,288
Impairment expense	—	—	96,623
Transaction expenses (i)	9,129	13	3,237
Acquisition integration costs (i)	609	546	3,915
Purchase accounting fair value adjustment related to deferred revenue (ii)	—	15	139
Severance costs (iii)	867	313	1,311
Capital market and advisory fees (iv)	6,703	8,607	5,547
Litigation-related expenses (v)	11,011	1,235	2,877
Equity-based compensation (vi)	11,326	8,658	10,786
Committed equity facility transaction costs (vii)	—	259	1,364
Debt financing costs (viii)	—	17	102
Gain on sale of joint ventures, net of costs incurred (ix)	(1,255)	—	—
Warrant liability change in fair value adjustment (x)	51,960	2,011	(17,784)
Adjusted EBITDA	$(806)	$15,347	$(10,967)
__________________
(i)Redwire incurred acquisition costs including due diligence, integration costs and additional expenses related to pre-acquisition activity. Acquisition deal costs was reclassified as Transaction expenses to conform with current period presentation.

(ii)Redwire recorded adjustments related to the impact of recognizing deferred revenue at fair value as part of the purchase accounting for previous acquisitions.
(iii)Redwire incurred severance costs related to separation agreements entered into with former employees.
(iv)Redwire incurred capital market and advisory fees related to advisors assisting with transitional activities associated with becoming a public company, such as implementation of internal controls over financial reporting, and the internalization of corporate services, including, but not limited to, implementing enhanced enterprise resource planning systems.
(v)Redwire incurred expenses related to securities litigation, including a loss contingency, presented net of an anticipated insurance recovery, in the amount of $7.0 million recognized in 2024.
(vi)Redwire incurred expenses related to equity-based compensation under Redwire’s equity-based compensation plan.
(vii)Redwire incurred expenses related to the committed equity facility with B. Riley, which includes consideration paid to enter into the Purchase Agreement as well as changes in fair value recognized as a gain or loss during the respective periods.
(viii)Redwire incurred expenses related to debt financing agreements, including amendment related fees paid to third parties that are expensed in accordance with U.S. GAAP.
(ix)Redwire recognized a gain related to the sale of all its ownership in two joint ventures, presented net of transaction costs incurred.
(x)Redwire adjusted the private warrant liability to reflect changes in fair value recognized as a gain or loss during the respective periods.
The table below presents a reconciliation of Edge Autonomy Adjusted EBITDA to Edge Autonomy net income (loss), computed in accordance with U.S. GAAP for the following periods:

	Year Ended
(in thousands)	December 31, 2024	December 31, 2023	December 31, 2022
Net income	$15,773	$21,771	$1,986
Interest expense, net	6,296	6,088	2,743
Income tax expense	4,590	109	208
Depreciation and amortization	6,119	5,275	4,359
Equity-based compensation (i)	9,705	—	—
Transaction expenses (ii)	3,089	83	2,281
Riga fire costs (iii)	—	8,169	—
Management fees (iv)	2,494	1,828	744
Debt financing costs (v)	375	32	—
Non-recurring integration costs (vi)	—	417	1,667
Reversal of contingent consideration (vii)	—	—	(2,900)
Board compensation (viii)	265	223	184
Adjusted EBITDA	$48,706	$43,995	$11,272
__________________
(i)For the year ended December 31, 2024, equity-based compensation expenses were approximately $9.7 million and were related to the modification of certain of Edge Autonomy’s incentive units, resulting in the acceleration of Edge Autonomy’s compensation cost.
(ii)For the year ended December 31, 2024, transaction expenses of $3.1 million primarily represent due diligence, legal, and other related costs incurred in connection with the merger with Redwire. For the year ended December 31, 2023, transaction expenses of $0.1 million primarily represent preliminary due diligence and related costs associated with the proposed merger. For the year ended December 31, 2022, transaction expenses of $2.3 million primarily represent diligence, legal, and other expenses related to the acquisition of Adaptive Energy (now Edge Autonomy Energy Systems, LLC).
(iii)For the year ended December 31, 2023, Riga fire costs of $8.2 million related to inventory, equipment and other losses resulting from a fire at Edge Autonomy’s Latvia operations. No similar expenses were incurred during 2024 and 2022.
(iv)For the years ended December 31, 2024, 2023, and 2022, management fees of approximately $2.5 million, $1.8 million, and $0.7 million, respectively, were paid to AE Partners for management and related consulting services. These management fees will cease upon the consummation of the merger with Redwire.
(v)For the years ended December 31, 2024, and 2023, debt financing costs of $375,000 and $32,000, respectively, represent costs expensed in accordance with GAAP related to debt financing arrangements. No similar costs were incurred in 2022.
(vi)Non-recurring integration costs were $0.4 million for the year ended December 31, 2023, primarily related to the integration of the Adaptive Energy acquisition completed in 2022. For the year ended December 31, 2022, non-recurring integration costs were $1.7 million, primarily associated with the integration of the Jennings Aeronautics acquisition. No similar costs were incurred for the year ended December 31, 2024.
(vii)For the year ended December 31, 2022, a $2.9 million gain was recognized from the reversal of contingent consideration previously accrued in connection with the Jennings Aeronautics business combination, as certain revenue targets were not achieved. No similar adjustments occurred in 2023 or 2024.
(viii)For the years ended December 31, 2024, 2023, and 2022, board compensation expenses were approximately $0.3 million, $0.2 million, and $0.2 million, respectively. These expenses will cease upon consummation of the merger with Redwire.

Key Performance Indicators
The following Key Performance Indicators (“KPIs”) are used by Company management to assess the financial performance of the Company, monitor relevant trends and support financial, operational and strategic decision-making. Management frequently monitors and evaluates KPIs against internal targets, core business objectives as well as industry peers and may, on occasion, change the mix or calculation of KPIs to better align with the business, its operating environment, standard industry metrics, or other considerations. If the Company changes the method by which it calculates or presents a KPI, prior period disclosures are recast to conform to current presentation.
Backlog
The following table presents Redwire’s contracted backlog as of December 31, 2024, and related activity for the year ended December 31, 2024.

(in thousands)	December 31, 2024
Organic backlog, beginning balance	$372,790
Organic additions during the period	$207,704
Organic revenue recognized during the period	(297,699)
Foreign currency translation	(1,826)
Organic backlog, ending balance	280,969

Acquisition-related contract value, beginning balance	—
Acquisition-related contract value acquired during the period	21,940
Acquisition-related additions during the period	145
Acquisition-related revenue recognized during the period	(6,402)

Acquisition-related backlog, ending balance	15,683

Contracted backlog, ending balance	$296,652
The following table presents Edge Autonomy’s contracted backlog as of December 31, 2024, and related activity for the year ended December 31, 2024.

(in thousands)	December 31, 2024
Organic backlog, beginning balance	$127,755
Organic additions during the period	168,139
Organic revenue recognized during the period	(194,983)
Foreign currency translation	(1,500)
Organic backlog, ending balance	99,411

Acquisition-related contract value, beginning balance	—
Acquisition-related contract value acquired during the period	—
Acquisition-related additions during the period	—
Acquisition-related revenue recognized during the period	—

Acquisition-related backlog, ending balance	—

Contracted backlog, ending balance	$99,411

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a summary of certain material U.S. federal income tax consequences applicable to non-U.S. holders (as defined below) with respect to the acquisition, ownership and disposition of shares of our common stock, but does not purport to be a complete analysis of all potential tax considerations related thereto. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended, (the “Code”), final, temporary and proposed Treasury regulations promulgated thereunder, administrative rulings and judicial opinions, all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the U.S. Internal Revenue Service (the “IRS”), with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.
This summary is limited to non-U.S. holders who purchase shares of our common stock issued pursuant to this offering and who hold such shares of our common stock as “capital assets” within the meaning of Section 1221 of the Code. This discussion does not address all aspects of U.S. federal income taxation that may be important to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any alternative minimum tax, impact of the Medicare surtax on certain net investment income, any aspects of U.S. federal estate or gift tax laws or tax considerations arising under the laws of any non-U.S., state or local jurisdiction.
This discussion also does not address tax considerations applicable to a non-U.S. holder subject to special treatment under the U.S. federal income tax laws, including, without limitation:
•banks, insurance companies or other financial institutions;
•partnerships or other pass-through entities;
•tax-exempt organizations;
•tax-qualified retirement plans;
•dealers in securities or currencies;
•traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
•certain U.S. expatriates;
•controlled foreign corporations;
•passive foreign investment companies;
•persons that own, or have owned, actually or constructively, more than 5% of our common stock; and
•persons that will hold our common stock as a position in a hedging transaction, “straddle” or “conversion transaction” for tax purposes.
Accordingly, we urge you to consult with your own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of our common stock.
If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of our common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Any partner in a partnership holding shares of our common stock (and such partnership) should consult their own tax advisors.
PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Definition of Non-U.S. Holder
In general, a “non-U.S. holder” is any beneficial owner of shares of our common stock (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. person. A “U.S. person” is a beneficial owner of shares of our common stock that, for U.S. federal income tax purposes, is:
•an individual citizen or resident of the United States;
•a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has in effect a valid election under applicable Treasury regulations to be treated as a U.S. person.
Distributions on Our Common Stock
Distributions, if any, on our common stock will generally constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as reducing your adjusted basis in your shares of our common stock, and, to the extent it exceeds such adjusted basis, as capital gain from the sale or exchange of such common stock, which will be treated as described under the section titled “— Gain on Sale or Other Taxable Disposition of Shares of Our Common Stock” below.
Dividends paid to a non-U.S. holder on shares of our common stock will generally be subject to U.S. federal withholding tax at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8BEN (or other applicable form) certifying, under penalties of perjury, such non-U.S. holder’s qualification for the reduced rate.
If a non-U.S. holder holds shares of our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on shares of our common stock are effectively connected with such non-U.S. holder’s U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States), the non-U.S. holder will be exempt from the aforementioned U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form). Such effectively connected dividends will generally be subject to U.S. federal income tax on a net income basis at the same graduated U.S. federal income tax rates applicable to U.S. persons. A non-U.S. holder that is a corporation may also be subject to an additional branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year, as adjusted.
A non-U.S. holder that claims an exemption from withholding or the benefit of an applicable income tax treaty will generally be required to satisfy applicable certification and other requirements prior to the distribution date. Non-U.S. holders that do not timely provide us or our paying agent with the required certification may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Sale or Other Taxable Disposition of Shares of Our Common Stock
Subject to the discussion below regarding backup withholding, a non-U.S. holder will not generally be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of shares of our common stock, unless:
•the gain is effectively connected with a trade or business carried on by the non-U.S. holder in the United States and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment of the non-U.S. holder maintained in the United States;
•the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met; or
•our common stock constitutes a “U.S. real property interest” by reason of our status as a “U.S. real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock, and, in the case where shares of our common stock are regularly traded on an established securities market, you own, or are treated as owning, more than 5% of our common stock at any time during the foregoing period.
We believe we currently are not, and we do not anticipate becoming, a USRPHC for U.S. federal income tax purposes. Non-U.S. holders should consult their own tax advisors about the consequences that could result if we are, or become, a USRPHC.
Gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at the same graduated U.S. federal income tax rates applicable to U.S. persons. A non-U.S. holder that is a corporation may also be subject to an additional branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year, as adjusted. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.
Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate as may be specified by an applicable income tax treaty), but may be offset by U.S. source capital losses realized during the same taxable year. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.
Backup Withholding and Information Reporting
Generally, we must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. This information may also be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement. Backup withholding will not generally apply to distributions to a non-U.S. holder provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, W-8BEN-E or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against a non-U.S. holder’s U.S. federal income tax liability and may entitle such non-U.S. holder to a refund, provided the required information is timely furnished to the IRS.
Foreign Accounts Tax Compliance Act (“FATCA”)
Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any dividends paid to: (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either: (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code)

which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either: (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). You are urged to consult your own tax advisor regarding these rules.

UNDERWRITING
J.P. Morgan Securities LLC, BofA Securities, Inc. and Morgan Stanley & Co. LLC are acting as representatives of the several underwriters named below.
Subject to the terms and conditions contained in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares of our common stock set forth opposite such underwriter’s name.

Underwriter	Number of Shares
J.P. Morgan Securities LLC	4,980,863
BofA Securities, Inc.	2,905,565
Roth Capital Partners, LLC	2,081,060
Truist Securities, Inc.	1,579,591
Morgan Stanley & Co. LLC	1,325,974
TCBI Securities, Inc.	1,325,974
A.G.P./Alliance Global Partners	441,991
B. Riley Securities, Inc.	441,991
H.C. Wainwright & Co., LLC	441,991
Total	15,525,000
The underwriting agreement is subject to a number of terms and conditions and provides that the obligations of the underwriters to pay for and accept delivery of the shares of our common stock offered hereby are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the shares of our common stock offered hereby if they purchase any of the shares of our common stock offered hereby. However, the underwriters are not required to take or pay for any of the shares of our common stock covered by the underwriters’ option to purchase additional shares described below.
The underwriters initially propose to offer shares of our common stock directly to the public at the public offering price listed on the cover page of this prospectus supplement and may offer the shares to dealers at the public offering price less a concession not to exceed $0.5450 per share. After the initial offering of the shares of our common stock to the public at the initial public offering price, the underwriters may change the public offering price and concessions. Sales of any shares made outside of the United States may be made by affiliates of the underwriters.
We have granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to an additional 2,328,750 shares of our common stock from us at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase shares in approximately the same proportion as shown in the table above. Any additional shares of our common stock issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.
The following table shows the per share and total public offering price, underwriting discounts and proceeds, before expenses, to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 2,328,750 shares of our common stock.

		Total
	Per Share	No Exercise	Full Exercise
Public Offering Price	$16.7500	$260,043,750	$299,050,313
Underwriting Discounts	$0.9084	$14,102,910	$16,218,347
Proceeds, Before Expenses, to Us	$15.8416	$245,940,840	$282,831,966

We estimate that our total expenses for this offering (excluding the underwriting discounts in this offering) will be approximately $1.1 million and will be payable by us.
We have agreed that, for a period of 90 days after the date of this prospectus supplement (the “Company Restricted Period”), we will not and will not publicly disclose an intention to: (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or submit to, or file with, the SEC a registration statement under the Securities Act relating to, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise, without the prior written consent of J.P. Morgan Securities LLC, BofA Securities, Inc. and Morgan Stanley & Co. LLC, other than the shares of our common stock to be sold in this offering.
The restrictions described above do not apply to: (i) the filing by the Company of a registration statement covering the resale on a delayed or continuous basis by Bain of Registrable Securities (as that term is defined in the RRA) held by Bain and our agreement to use our commercially reasonable efforts to cause such registration statement to be declared effective under the Securities Act within 90 days of the Acquisition Closing pursuant to the Registration Rights Coordination Agreement; (ii) the filing by the Company of a registration statement within 90 days of the Acquisition Closing covering the resale on a delayed or continuous basis by AE Industrial of Registrable Securities (as that term is defined in the A&R Investor Rights Agreement) held by AE Industrial and our agreement to use our reasonable best efforts to cause such registration statement to become effective under the Securities Act as soon as practicable after such filing (but in no event later than 90 days after the filing of such registration statement) pursuant to the A&R Investor Rights Agreement; (iii) the issuance of shares of our common stock or securities convertible into or exercisable for shares of our common stock pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options (including net exercise) or the settlement of restricted stock units (“RSUs”) (including net settlement), in each case outstanding on the date of this prospectus supplement and described in this prospectus supplement; (iv) the filing by the Company of a registration statement on Form S-8 or a successor form thereto in respect of any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock issued under or granted pursuant to the terms of an equity compensation plan described in the pricing disclosure package set forth on Annex A of the underwriting agreement, this prospectus supplement and the accompanying prospectus; (v) the entry into one or more agreements providing for the issuance by the Company of shares of our common stock or any security convertible into or exercisable for our common stock in connection with the acquisition by the Company or its subsidiaries of the securities, business, property or other assets of other persons or entities, and the issuance of any such securities pursuant to any such agreement, provided that the aggregate number of shares of our common stock or any security convertible into or exercisable for our common stock shall not exceed 5% of the total number of shares of our common stock issued and outstanding immediately following the completion of the transactions contemplated by the underwriting agreement and further provided that such recipients enter into a customary lock-up agreement with the underwriters prior to the issuance of any such common stock; or (vi) grants of stock options, stock awards, restricted stock, RSUs, or other equity awards and the issuance of shares of our common stock or securities convertible into or exercisable or exchangeable for shares of our common stock (whether upon the exercise of stock options or otherwise) to the Company’s employees, officers, directors, advisors, or consultants pursuant to the terms of an equity compensation plan in effect as of the closing date of this offering and described in this prospectus supplement and the accompanying prospectus.
In addition, our directors and executive officers, as well as each of AE Industrial and Bain, have agreed that, without the prior written consent of J.P. Morgan Securities LLC, BofA Securities, Inc. and Morgan Stanley & Co. LLC, they will not, and will not cause any direct or indirect affiliate to, during the period beginning on the date of this prospectus supplement and ending at the close of business 90 days after the date of this prospectus supplement (such period, the “Restricted Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock (including without limitation, our common stock or such other securities which may be deemed to be beneficially owned by such person in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) (collectively with our common stock, the “Lock-Up Securities”), (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Lock-Up Securities, in cash or otherwise, (3) make any demand for or exercise any right with respect to the registration of Lock-Up Securities, or (4) publicly disclose the intention to do any of the foregoing. The foregoing also precludes our directors, executive officers and each of AE Industrial and Bain from engaging in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended, or which would reasonably be expected to lead to or result in, a sale or disposition or transfer (whether by them or any other person) of any economic consequences of ownership, in whole or in part, directly or indirectly, of Lock-Up Securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of Lock-Up Securities, in cash or otherwise.
Notwithstanding the foregoing and subject to certain requirements, our directors and executive officers, as well as each of AE Industrial and Bain, may transfer their Lock-Up Securities: (i) as a bona fide gift or gifts, or for bona fide estate planning purposes; (ii) by will or intestacy; (iii) to any trust for the direct or indirect benefit of them or their immediate families; (iv) to a partnership, limited liability company or other entity of which they and their immediate families are the legal and beneficial owner of all of the outstanding equity securities or similar interests; (v) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv) above; (vi) in the case of each of AE Industrial and Bain, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act), or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned (including, for the avoidance of doubt, where the undersigned is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (B) as part of a distribution to members or stockholders of each of AE Industrial and Bain; (vii) by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement; (viii) to the Company from an employee of the Company upon death, disability or termination of employment, in each case, of such employee; (ix) as part of a sale of the Lock-Up Securities acquired in open market transactions after the closing date for this offering; (x) to the Company in connection with the vesting, settlement, or exercise of restricted stock units, options, warrants or other rights to purchase shares of our common stock (including, in each case, by way of “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments due as a result of the vesting, settlement, or exercise of such restricted stock units, options, warrants or rights, provided that any such shares of our common stock received upon such exercise, vesting or settlement shall be subject to the terms described above, and provided further that any such restricted stock units, options, warrants or rights are held pursuant to an agreement or equity awards granted under a stock incentive plan or other equity award plan, and each such agreement or plan is described in this prospectus supplement; (xi) in connection with certain change of control transactions; (xii) pursuant to a 10b5-1 trading plan that complies with Rule 10b5-1 under the Exchange Act that has been entered into prior to the beginning of the Restricted Period; and (xiii) in the case of Bain, to the Company in accordance with the Registration Rights Coordination Agreement.
In accordance with the Registration Rights Coordination Agreement, if any of our stockholders who has entered into a lock-up agreement (each, a “Triggering Stockholder”) is granted an early release or waiver from the restrictions described herein during the Restricted Period (each, a “Triggering Release”), then each of AE Industrial and Bain shall also be granted an early release or waiver, as applicable, from their lockup restriction obligations on the same terms and conditions as the Triggering Release with respect to the same percentage of their Lock-Up Securities as the percentage that the securities being released or waived in the Triggering Release represent with respect to the Lock-Up Securities held by the Triggering Stockholder at the time of the Triggering Release.

Notwithstanding the foregoing, the pro rata release rights or waiver described in this paragraph will not apply if it is effected solely to permit a transfer not for consideration and the transferee has agreed in writing to be bound by the lock-up restrictions described above.
To the extent any of our officers, directors or stockholders enters into a lock-up agreement in connection with this offering that includes a Restricted Period of less than 90 days, then each of AE Industrial and Bain will automatically be deemed have the right to and benefit of such shorter Restricted Period.
In accordance with the Registration Rights Coordination Agreement, if the “Net Proceeds” (as defined in the Registration Rights Coordination Agreement) of this offering amount to less than $90,000,000, then Bain’s lock-up agreement in connection with this offering shall terminate and be of no further effect two (2) days following Bain’s prior written notice to the Company, with a copy to J.P. Morgan Securities LLC, BofA Securities, Inc. and Morgan Stanley & Co. LLC.
In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.
The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.
These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over the counter market or otherwise.
We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.
A prospectus supplement in electronic format may be made available on websites maintained by the underwriters, or selling group members, if any, participating in this offering. The underwriters may agree to allocate a number of shares of our common stock for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that may make Internet distributions on the same basis as other allocations.
Other Relationships
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the Company and to persons and entities with relationships with the Company, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the Company (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the Company. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.
Selling Restrictions
Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, in relation to this offering. This prospectus supplement and accompanying prospectus do not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and do not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the shares of common stock may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares of common stock without disclosure to investors under Chapter 6D of the Corporations Act.
The shares of common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under this offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares of common stock must observe such Australian on-sale restrictions.
This prospectus supplement and accompanying prospectus contain general information only and do not take account of the investment objectives, financial situation or particular needs of any particular person. This prospectus supplement and the accompanying prospectus do not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and accompanying prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Canada
The shares of our common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of our common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Dubai International Financial Centre
This prospectus supplement and accompanying prospectus relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and accompanying prospectus are intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. This prospectus supplement and accompanying prospectus must not be delivered to, or relied upon by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with exempt offers. The DFSA has not approved this prospectus supplement and accompanying prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement and accompanying prospectus. The shares of common stock to which this prospectus supplement and accompanying prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of common stock offered should conduct their own due diligence on the shares of common stock. If you do not understand the contents of this prospectus supplement and accompanying prospectus you should consult an authorized financial advisor.
European Economic Area
In relation to each Member State of the EEA, no offer to the public of shares of our common stock which are the subject of the offering contemplated by this prospectus supplement, the accompanying prospectus and any related free writing prospectus may be made in that Member State of the EEA other than:
a.to any legal entity which is a qualified investor as defined in the Prospectus Regulation;
b.to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by Redwire for any such offer; or
c.in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of shares of our common stock shall require Redwire or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to shares of our common stock in any Member State of the EEA means the communication in any form and by any means of sufficient information on the terms of the offer and shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe for shares of our common stock.
Hong Kong
The shares of our common stock have not been offered or sold and will not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the laws of Hong Kong) (the “C(WUMP)O”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) (the “SFO”) and any rules made under the SFO, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the C(WUMP)O; and no advertisement, invitation or document relating to the shares of our common stock has been or will be issued or has been or will be in the possession of any person for the purposes of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of our common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the SFO and any rules made under the SFO.
Israel
In the State of Israel this prospectus supplement and accompanying prospectus shall not be regarded as an offer to the public to purchase shares of common stock under the Israeli Securities Law, 5728 — 1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728 — 1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (“Addressed Investors”); or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728 — 1968, subject to certain conditions (“Qualified Investors”). The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. We have not and will not take any action that would require us to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728 — 1968. We have not and will not distribute this prospectus supplement or make, distribute or direct an offer to subscribe for shares of common stock to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors. Qualified Investors may have to submit written evidence that they meet the definitions set out in the First Addendum to the Israeli Securities Law, 5728 — 1968. In particular, we may request, as a condition to be offered shares of common stock, that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728 — 1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728 — 1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728 — 1968 and the regulations promulgated thereunder in connection with the offer to be issued shares of common stock; (iv) that the shares of common stock that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728 — 1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728 — 1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.
Japan
The shares of our common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “Financial Instruments and Exchange Law”) on the ground that the solicitation for subscription of the shares of our common stock falls within the definition of “solicitation to qualified institutional investors” as defined in Article 2, paragraph 3, item 2 (I) of the Financial Instruments and Exchange Law. Such solicitation shall be subject to the condition that qualified institutional investors (as defined under the Financial Instruments and Exchange Law, “QII”) who acquired the shares of our common stock shall enter into an agreement which provides that they shall not transfer such interests to anyone other than another QII. Accordingly, the shares of our common stock have not been or will not be offered or sold, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan, except for private placement pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore
This prospectus supplement and the accompanying prospectus have not been and would not be registered as a prospectus under the Securities and Futures Act 2001 (the “SFA”) by the Monetary Authority of Singapore, and the offer of the shares of our common stock in Singapore is made primarily pursuant to the exemptions under Sections 274 and 275 of the SFA. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of our common stock may not be circulated or distributed, nor may the shares of our common stock be offered or sold, or made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA (an “Institutional Investor”) pursuant to Section 274 of the SFA, (ii) to an accredited investor as defined in Section 4A of the SFA (an “Accredited Investor”) or other relevant person as defined in Section 275(2) of the SFA (a “Relevant Person”) and pursuant to Section 275(1) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018 or (iii) otherwise pursuant to, and in accordance with, the conditions of any other applicable exemption or provision of the SFA.
It is a condition of the offer that where the shares of our common stock are subscribed for or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a Relevant Person which is:
1.a corporation (which is not an Accredited Investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or
2.a trust (where the trustee is not an Accredited Investor), the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor, securities or securities-based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation and the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within 6 months after that corporation or that trust has subscribed for or acquired the shares of our common stock except:
a.to an Institutional Investor, or an Accredited Investor or other Relevant Person, or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(c)(ii) of the SFA (in the case of that trust);
b.where no consideration is or will be given for the transfer;
c.where the transfer is by operation of law; or
d.as specified in Section 276(7) of the SFA.
Singapore Securities and Futures Act Product Classification: Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, Redwire has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the shares of our common stock are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Switzerland
This prospectus supplement and accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the common stock. The common stock may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading venue (exchange or multilateral trading facility) in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to, the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing

Rules or the listing rules of any other stock exchange or regulated trading venue (exchange or multilateral trading facility) in Switzerland. Neither this document nor any other offering or marketing material relating to the common stock constitutes a prospectus pursuant to the FinSA, and neither this document nor any other offering or marketing material relating to the common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, the Company, or the common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of common stock will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of common stock.
Taiwan
The shares of our common stock have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the shares of our common stock in Taiwan.
United Kingdom
In relation to the United Kingdom, no offer to the public of shares of our common stock which are the subject of the offering contemplated by this prospectus supplement, the accompanying prospectus and any related free writing prospectus may be made in the United Kingdom other than:
a.to any legal entity which is a qualified investor as defined in the UK Prospectus Regulation;
b.to fewer than 150 natural or legal persons (other than qualified investors as defined in the UK Prospectus Regulation) in the United Kingdom, subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by Redwire for any such offer; or
c.in any other circumstances falling within Section 86 of the FSMA, provided that no such offer of shares of our common stock shall require Redwire or any of the underwriters to publish a prospectus pursuant to Section 85 of the FSMA.
For the purposes of this provision, the expression an “offer to the public” in relation to shares of our common stock means the communication in any form and by any means of sufficient information on the terms of the offer and shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe for shares of our common stock.
Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the shares of our common stock may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to Redwire.
All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

LEGAL MATTERS
Holland & Knight LLP, New York, New York will pass upon the validity of the securities offered hereby for Redwire Corporation. Sidley Austin LLP, New York, New York will act as counsel to the underwriters in this offering.
EXPERTS
The consolidated financial statements of Redwire Corporation as of December 31, 2024 and 2023, and for each of the years in the two-year period ended December 31, 2024, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The audited historical financial statements of Edge Autonomy Intermediate Holdings, LLC included in Redwire Corporation’s Current Report on Form 8-K dated April 3, 2025 incorporated by reference in this prospectus supplement have been so incorporated in reliance on the report of Pricewaterhouse Coopers LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. This prospectus supplement and the accompanying prospectus, which forms part of the registration statement, do not contain all of the information contained in the registration statement or the exhibits to the registration statement. You should note that where we summarize in this prospectus supplement or the accompanying prospectus the material terms of any contract, agreement or other document filed as an exhibit to the registration statement, the summary information provided in this prospectus supplement or the accompanying prospectus is less complete than the actual contract, agreement or document. You should refer to the exhibits filed with the registration statement for copies of the actual contract, agreement or document.
For further information about our company and the securities offered in this prospectus supplement and the accompanying prospectus, you should refer to the registration statement and its exhibits. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Our SEC filings are available to the public from the SEC’s website. We also make our SEC filings available free of charge on our website at https://redwirespace.com/. Please note that information contained on our website, whether currently posted or posted in the future, is not a part of this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein.

PROSPECTUS
REDWIRE CORPORATION
$400,000,000
Common Stock
Preferred Stock
Warrants
Subscription Rights Units

We may offer and sell from time to time in one or more offerings any combination of our common stock, preferred stock, warrants, subscription rights or units described in this prospectus. The aggregate initial offering price of all securities sold by us under this prospectus will not exceed $400,000,000.
This prospectus provides you with a general description of these securities. Each time we offer and sell these securities, we will provide the specific terms of any such offering of these securities in a supplement to this prospectus. The applicable prospectus supplement will also describe the specific manner in which we will offer these securities and may also supplement, update or amend information contained in this prospectus. You should carefully read this prospectus and any applicable prospectus supplement, as well as the documents incorporated by reference herein or therein, before you make an investment decision. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.
We may sell these securities on a continuous or delayed basis, directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth their names and any applicable commissions or discounts.
Our common stock and warrants are listed on the New York Stock Exchange (“NYSE”) under the symbols “RDW” and “RDW WS,” respectively. On September 5, 2023, the closing sale prices of our common stock and warrants were $3.23 and $0.47, respectively.
See the section entitled “Risk Factors” beginning on page 5 of this prospectus and in the documents incorporated by reference herein to read about factors you should consider before investing in our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is September 14, 2023.

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf process, we may, from time to time, offer and sell up to an aggregate of $400,000,000 of our securities described in this prospectus in one or more offerings.
This prospectus provides you with a general description of the securities that we may offer. Each time we use this prospectus to offer securities, we will, to the extent required by law, provide you with a prospectus supplement that contains specific information about the terms of that offering. The prospectus supplement may also supplement, update or change information contained in this prospectus. Therefore, if there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement.
We have not authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus, any related prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information appearing in this prospectus and any related prospectus supplement to this prospectus is accurate as of the date on their respective covers, and that any information incorporated by reference herein or therein is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise.
To understand the terms of the securities described in this prospectus, you should carefully read any applicable prospectus supplement. You should also read the documents we have referred you to under “Where You Can Find More Information” and “Information Incorporated By Reference” below for information about us. The shelf registration statement, including the exhibits thereto, can be read at the SEC’s website as described under “Where You Can Find More Information.”
Unless the context indicates otherwise, references in this prospectus to the “Company,” “Redwire,” “we,” “us,” “our” and similar terms refer to Redwire Corporation and its consolidated subsidiaries. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement unless the context otherwise requires.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, any applicable prospectus supplement and the documents incorporated by reference may contain and refer to certain statements that are not historical facts that contain “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and include references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially from those anticipated due to a number of facts, including but not limited to those described from time to time in our reports filed or furnished with the SEC, and in particular those factors set forth in the section entitled “Risk Factors” in our annual and quarterly reports filed with the SEC.
While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are expressly qualified in their entirety by these cautionary statements.
All forward-looking statements speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise. If we do update one or more forward-looking statements, there should be no inference that we will make additional updates with respect to those or other forward-looking statements.

THE COMPANY
We are a global leader in mission critical space solutions and high reliability components for the next generation space economy, with valuable intellectual property for solar power generation, in-space 3D printing and manufacturing, avionics, critical components, sensors, digital engineering and space-based biotechnology. We combine decades of flight heritage with an agile and innovative culture. Our “Heritage plus Innovation” strategy enables us to combine proven performance with new, innovative capabilities to provide our customers with the building blocks for the present and future of space infrastructure. Our mission is to accelerate humanity’s expansion into space by delivering reliable, economical and sustainable infrastructure for future generations. With decades of proven flight heritage uniquely combined with innovative products and culture, Redwire is uniquely positioned to assist our customers in solving the complex challenges of future space missions and industries. Redwire has three primary areas of focus that form our business: (1) Enabling space mission providers, such as government agencies and large prime contractors, with a broad portfolio of space infrastructure, systems, subsystems, and components; (2) providing the infrastructure and technology needed for people to permanently live and work in space; and (3) assisting international spacefaring allies in the development of organic space capabilities.
Redwire is a global leader in space infrastructure enabling space mission providers with the foundational building blocks needed for their complex space missions to succeed. Space infrastructure is critical to our terrestrial economy in areas such as telecommunications, navigation and timing, climate monitoring, weather forecasting, Earth observation, national security, and even planetary defense. Redwire does not offer full mission solutions for all these areas, but our government and marquee customers such as government agencies and large prime contractors do. We offer a broad array of products and services, many of which have been enabling space missions since the 1960s and have been flight-proven on over 200 spaceflight missions, including missions such as the GPS constellation, New Horizons and Perseverance. We are also a provider of innovative technologies with the potential to help transform the economics of space and create new markets for its exploration and commercialization. Examples of our proprietary technologies include deployable structures, roll out solar array systems, human-rated camera systems, in-space servicing, assembly and manufacturing products, and advanced payload adapters.
We believe the space economy is at an inflection point. The reduction of launch costs over the last decade has eliminated the single largest economic barrier to entry for the expanded utilization of space, and the increasing cadence of launches provides more flexible, reliable access. This lower cost access has resulted in both the expansion and modernization of traditional national security and civil uses of space and has enticed new commercial entrants to invest substantial capital to develop new space-based business models. Our goal is to provide a full suite of infrastructure solutions, including mission-critical components, services and systems that will contribute to a dramatic expansion of the space-based economy. We believe that our products and services are the foundational building blocks essential to the growth of the space civil, commercial and national security ecosystem now and into the future.
Redwire was formed to fill a void in the middle market for a pure play, public space infrastructure company with scale. We are achieving this goal by combining proven space technology providers with next generation space disruptors into a single, integrated platform. The Company, in its current form, was founded in 2020 by private equity firm AE Industrial Partners Fund II, LP (“AEI Fund II”), but the heritage of the various businesses that were brought together to form Redwire stretch back decades.
We have grown organically while also continuing to integrate several acquisitions from a fragmented landscape of space-focused technology companies with innovative capabilities and deep flight heritage. Strategic acquisitions that augment our technology and product offerings are a key part of our growth strategy. We have completed nine acquisitions since March 2020, which collectively have provided us with a wide variety of complementary technologies and solutions to serve our target markets and customers.
On September 2, 2021, a merger (the “Merger”) with Genesis Park Acquisition Corp. (“GPAC”) was consummated pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated March 25, 2021 by and among GPAC, Shepard Merger Sub Corporation (“Merger Sub”), a Delaware corporation and direct, wholly owned subsidiary of GPAC, Cosmos Intermediate, LLC (“Cosmos”) and AE Red Holdings, LLC (formerly known as Redwire, LLC, and prior thereto as Cosmos Parent, LLC) (“Holdings”). Pursuant to the Merger Agreement, the

parties completed a business combination transaction by which, (i) GPAC domesticated as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law (“DGCL”) and the Companies Act of the Cayman Islands, (ii) Merger Sub merged with and into Cosmos, with Cosmos being the surviving entity in the merger (the “First Merger”), and (iii) immediately following the First Merger, Cosmos merged with and into GPAC, with GPAC being the surviving entity in the merger (the “Second Merger” and, together with the First Merger, the “Merger”). Upon the closing of the Merger, GPAC was renamed Redwire Corporation.
We are headquartered in Jacksonville, Florida. Our principal executive offices are located at 8226 Philips Highway, Suite 101, Jacksonville, Florida 32256, and our telephone number is (650) 701-7722. We maintain a website at https://redwirespace.com/ where general information about us is available. The information contained in, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus or the registration statement of which it forms a part. Our common stock and warrants trade on NYSE under the symbols “RDW” and “RDW WS,” respectively.

RISK FACTORS
Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks incorporated by reference in this prospectus to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act of 1934, as amended (the “Exchange Act”) and the risk factors and other information contained in any applicable prospectus supplement. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties incorporated by reference in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

USE OF PROCEEDS
Unless otherwise specified in a prospectus supplement, we intend to use the net proceeds from the sale of our securities offered by us under this prospectus for general corporate purposes, which may include, among other things, the repayment of debt, working capital, capital expenditures and acquisitions. We retain broad discretion over the use of the net proceeds from the sale of the securities offered hereby. Additional information on the use of net proceeds from the sale of the securities that we may offer from time to time by this prospectus may be set forth in the applicable prospectus supplement relating to a particular offering.

DESCRIPTION OF CAPITAL STOCK
The following summary of the material terms of the Company’s securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to the Company’s Certificate of Incorporation (the “Certificate of Incorporation”) and the Company’s Bylaws (the “Bylaws”), which are exhibits to the registration statement of which this prospectus is a part. The Company urges you to read the Certificate of Incorporation, the Bylaws and the applicable provisions of Delaware law.
General
The Company’s authorized capital stock consists of 500,000,000 shares of common stock, and 100,000,000 shares of preferred stock, which number includes the currently issued and outstanding shares of Series A Convertible Preferred Stock.
Common Stock
Dividend Rights
Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Company’s preferred stock or any class or series of stock having a preference over or the right to participate with the Company’s common stock with respect to the payment of dividends, dividends may be declared and paid ratably on the Company’s common stock out of the assets of the Company that are legally available for this purpose at such times and in such amounts as the Company’s Board of Directors (the “Board”) in its discretion shall determine.
Voting Rights
Each outstanding share of the Company’s common stock is entitled to one vote on all matters submitted to a vote of stockholders. Holders of shares of common stock do not have cumulative voting rights.
Preemptive Rights
The Company’s common stock is not entitled to preemptive or other similar subscription rights to purchase any of our securities.
Conversion or Redemption Rights
The Company’s common stock is neither convertible nor redeemable.
Liquidation Rights
Upon liquidation, the holders of the Company’s common stock are entitled to receive pro rata the Company’s assets that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of the Company’s preferred stock then outstanding.
Preferred Stock
The Board may, without further action by the Company’s stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the designations, powers, preferences, privileges and relative participating, optional or special rights as well as the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the Company’s common stock. Satisfaction of any dividend preferences of outstanding shares of the Company’s preferred stock would reduce the amount of funds available for the payment of dividends on shares of the Company’s common stock. Holders of shares of the Company’s preferred stock may be entitled to receive a preference payment in the event of our liquidation before any payment is made to the holders of shares of the Company’s common stock.
Under certain circumstances, the issuance of shares of the Company’s preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company’s securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, the Company’s Board may issue shares of the Company’s preferred stock with voting and conversion rights which could adversely affect the holders of shares of the Company’s common stock.
Quorum
The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote at the meeting, present in person, or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law, the rules of any stock exchange upon which the Company’s securities are listed or provided by the Certificate of Incorporation, Bylaws or the Certificate of Amendment of Certificate of Designation of Series A Convertible Preferred Stock (the “Certificate of Designation”); provided, however, that where a separate vote by a class or series or classes or series is required, the holders of a majority in voting power of the shares of such class or classes or series of the capital stock of the Company’s issued and outstanding and entitled to vote on such matter, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. If, however, such quorum will not be present or represented at any meeting of the stockholders, the chairperson of the meeting or stockholders holding a majority in voting power of the shares of the Company’s capital stock, present in person or by proxy and entitled to vote thereon, shall have the power to adjourn the meeting from time to time without notice other than announcement at the meeting until a quorum shall be present. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.
Anti-Takeover Effects of The Company’s Certificate of Incorporation and Bylaws
The Company’s Certificate of Incorporation, Bylaws, Certificate of Designation, the investment agreements governing the Company’s Series A Convertible Preferred Stock and the DGCL contain provisions, which are summarized in the following paragraphs that are intended to enhance the likelihood of continuity and stability in the composition of the Company’s Board. These provisions are intended to avoid costly takeover battles, reduce the Company’s vulnerability to a hostile change of control and enhance the ability of the Board to maximize stockholder value in connection with any unsolicited offer to acquire the Company. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that may result in a premium over the prevailing market price for the shares of common stock held by stockholders.
These provisions include:
•Classified Board: The Company’s Certificate of Incorporation provides that its Board be divided into three classes of directors, with the classes as nearly equal in number as possible, and with the directors serving three-year terms. As a result, approximately one-third of the Board will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Board. The Company’s Certificate of Incorporation also provides that, subject to any rights of holders of the Company’s preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed exclusively pursuant to a resolution adopted by the Board.
•Stockholder Action by Written Consent: The Company’s Certificate of Incorporation will preclude stockholder action by written consent at any time when Holdings and its permitted transferees beneficially own, in the aggregate, less than 50% in voting power of the Company’s stock entitled to vote generally in the election of directors.
•Special Meetings of Stockholders: The Company’s Certificate of Incorporation and Bylaws provides that, except as required by law, special meetings of the Company’s stockholders may be called at any time only by or at the direction of the Board or the chairman of the Board. The Company’s Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.
•Advance Notice Procedures: The Company’s Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of the Company’s stockholders, including proposed nominations of persons for election to the Board. Stockholders at an annual meeting are only able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given the Company’s secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the Bylaws do not give the Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.
•Removal of Directors; Vacancies: The Company’s Certificate of Incorporation provides that directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote thereon, voting together as a single class; provided, however, at any time when Holdings and its permitted transferees beneficially own, in the aggregate, less than 50% in voting power of the Company’s stock entitled to vote generally in the election of directors, directors may only be removed for cause, and only by the affirmative vote of holders of at least 66 2∕3% in voting power of all the then-outstanding shares of the Company’s stock entitled to vote thereon, voting together as a single class. In addition, the Company’s Certificate of Incorporation provides that, subject to the rights of any holders of the Company’s common stock under the Investor Rights Agreement and the rights granted to one or more series of the Company’s preferred stock then outstanding, at any time when Holdings and its permitted transferees beneficially own, in the aggregate, less than 50% in voting power of the Company’s stock, any newly created directorship on the Board that results from an increase in the number of directors and any vacancies on the Board will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, or by a sole remaining director. If a member of the Board is appointed by Bain Capital pursuant to the Investment Agreement, dated October 28, 2022, by and between the Company and Bain Capital, and there is a vacancy on the Board resulting from the death, disability, resignation or removal of such director, Bain Capital shall be entitled to designate the director to fill such vacancy. Further, the Certificate of Designation provides that if dividends on any shares of Series A Convertible Preferred Stock have not been declared and paid for three or more dividend periods (whether or not consecutive) ending after the seven year and six month anniversary of the initial issue date, the holders of Series A Convertible Preferred Stock are entitled to vote for the election of two additional members to the Board.
•Supermajority Approval Requirements: The Company’s Certificate of Incorporation and Bylaws provide that the Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, the Bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware and the Company’s Certificate of Incorporation. The Bylaws may be amended or repealed, and new bylaws may be adopted, by the affirmative vote of the holders of at least 66 2∕3% of the voting power of all the then-outstanding shares of stock entitled to vote on such amendment, repeal or adoption, voting together as a single class; provided, however, that if the Board recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of stock entitled to vote on such amendment or repeal, voting together as a single class. At any time when Holdings and its permitted transferees beneficially own, in the aggregate, less than 50% in voting power of all outstanding shares of the Company’s capital stock entitled to vote generally in the election of directors, any amendment, alteration, rescission or repeal of the Bylaws by the Company’s stockholders will require the affirmative vote of the holders of at least 66 2∕3% in voting power of all the then-outstanding shares of the

Company’s stock entitled to vote thereon, voting together as a single class. Notwithstanding the foregoing, so long as AEI or Bain Capital satisfy the 25% Beneficial Ownership Requirement, without the affirmative vote or written consent of the Required Holders (as defined below), the Company may not amend, waive, alter or repeal any provision of the Company’s Certificate of Incorporation, Bylaws or comparable organizational documents in a manner that would adversely affect the Series A Convertible Preferred Stock or the rights, preferences or privileges of the Series A Convertible Preferred Stock. “Required Holders” means all of (a) Bain Capital (as long as the Bain Capital satisfies the 25% Beneficial Ownership Requirement),(b) AEI (as long as AEI satisfies the 25% Beneficial Ownership Requirement) and (c) in the event the Bain Capital does not constitute a Required Holder pursuant to clause (a) and AEI does not constitute a Required Holder pursuant to clause (b), the holders of a majority of the issued and outstanding shares of Series A Convertible Preferred Stock.
The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.
The Company’s Certificate of Incorporation provides that at any time when Holdings and its permitted transferees beneficially own, in the aggregate, less than 50% in voting power of the Company’s capital stock entitled to vote generally in the election of directors, the following provisions in the Company’s Certificate of Incorporation may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2∕3% (as opposed to a majority threshold that would apply if Holdings and its permitted transferees beneficially own, in the aggregate, 50% or more) in voting power of all the then-outstanding shares of the Company’s stock entitled to vote thereon, voting together as a single class:
•the provision requiring a 66 2∕3% supermajority vote for stockholders to amend the Company’s Bylaws;
•the provisions providing for a classified board of directors (the election and term of the Company’s directors);
•the provisions regarding resignation and removal of directors;
•the provisions regarding entering into business combinations with interested stockholders;
•the provisions regarding stockholder action by written consent;
•the provisions regarding calling special meetings of stockholders;
•the provisions regarding filling vacancies on the Company’s Board and newly created directorships;
•the provisions eliminating monetary damages for breaches of fiduciary duty by a director;
•the provision requiring exclusive forum in Delaware; and
•the amendment provision requiring that the above provisions be amended only with a 66 2/3% supermajority vote.
The combination of the classification of the Board, the lack of cumulative voting and the supermajority voting requirements will make it more difficult for the Company’s existing stockholders to replace the Board as well as for another party to obtain control of the Company by replacing the Board. Because the Board has the power to retain and discharge the Company’s officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.
Authorized but Unissued Shares
The Company’s authorized but unissued shares of its common stock and preferred stock will be available for future issuance without stockholder approval, subject to stock exchange rules, at the discretion of the Board. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. One of the effects of the existence of authorized but unissued common stock or preferred stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company’s management and possibly deprive the Company’s stockholders of opportunities to sell their shares of the Company’s common stock at prices higher than prevailing market prices.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, the Company’s stockholders have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of the Company’s stockholders may bring an action in the Company’s name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Company’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Exclusive Forum
The Company’s Certificate of Incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, a state court within the State of Delaware (or, if no state court within the State of Delaware has jurisdiction, the United States District Court for the District of Delaware) will be the sole and exclusive forum for (1) any derivative action or proceeding brought on the Company’s behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of the Company’s directors, officers or other employees to the Company or its stockholders, (3) any action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the DGCL, the Company’s Certificate of Incorporation or Bylaws, (4) any other action asserting a claim against the Company or any director or officer of the Company that is governed by the internal affairs doctrine or (5) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL; provided that for the avoidance of doubt, the forum selection provision that identifies a state court within the State of Delaware as the exclusive forum for certain litigation, including any “derivative action”, will not apply to suits to enforce a duty or liability created by the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of the Company’s capital stock will be deemed to have notice of and to have consented to the provisions of the Company’s Certificate of Incorporation described above. Although we believe these provisions benefit the Company by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against the Company or its directors and officers.
Transfer Agent and Registrar
The transfer agent and registrar for the Company’s common stock and warrants is Continental Stock Transfer & Trust Company. The transfer agent’s address is 1 State Street, 30th Floor New York, New York 10004.
Listing
Our common stock and warrants are listed on the NYSE under the symbols “RDW” and “RDW WS,” respectively.

DESCRIPTION OF WARRANTS
We may issue additional warrants to purchase any combination of our common stock, preferred stock or other securities. We may issue additional warrants independently or together with other securities. Additional warrants sold with other securities may be attached to or separate from the other securities. We will issue additional warrants under one or more new warrant agreements between us and a warrant agent that we will name in the applicable prospectus supplement.
The applicable prospectus supplement will include specific terms relating to the offering. We will file the form of any new warrant agreement with the SEC, and you should read the warrant agreement for provisions that may be important to you. The applicable prospectus supplement will include some or all of the following terms:
•the title of the warrants;
•the aggregate number of warrants offered;
•the designation, number and terms of the common stock, preferred stock or other securities purchasable upon exercise of the warrants, and procedures by which the number of securities purchasable may be adjusted, if any;
•the exercise price of the warrants;
•the dates or periods during which the warrants are exercisable;
•the designation and terms of any securities with which the warrants are issued;
•if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable, if ever;
•any minimum or maximum amount of warrants that may be exercised at any one time; and
•any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS
We may, at our option, issue subscription rights independently or together with any other security, which may or may not be transferable. As part of any rights offering, we may enter into a standby underwriting or other arrangement under which the underwriters or any other person would purchase any securities that are not purchased in such rights offering. If we issue subscription rights, they may be governed by a separate subscription agent agreement that we will sign with a bank or trust company, as rights agent, that will be named in the applicable prospectus supplement. The rights agent will act solely as our agent and will not assume any obligation to any holders of rights certificates or beneficial owners of rights.
In general, a right entitles the holder to purchase for cash a specific number of shares of common stock or other securities at a specified exercise price. The rights are normally issued to stockholders as of a specific record date, may be exercised only for a limited period of time and become void following the expiration of such period. If we determine to issue subscription rights, we will accompany this prospectus with a prospectus supplement that will describe, among other things:
•the record date for stockholders entitled to receive the rights;
•the number of shares of common stock or other securities that may be purchased upon exercise of each right;
•the exercise price of the rights;
•whether the rights are transferable;
•the period during which the rights may be exercised and when they will expire;
•the steps required to exercise the rights;
•the price, if any, for the subscription rights;
•the number of subscription rights issued;
•the terms of the shares of common stock or shares of preferred stock;
•if applicable, the material terms of any standby underwriting or other arrangement entered into by us in connection with the offering of subscription rights;
•the other terms of the subscription rights, including the terms, procedures and limitations relating to the exercise of the subscription rights;
•whether the rights include “oversubscription rights” so that the holder may purchase more securities if other holders do not purchase their full allotments;
•whether we intend to sell the shares of common stock or other securities that are not purchased in the rights offering to an underwriter or other purchaser under a contractual “standby” commitment or other arrangement; and
•any applicable United States federal income tax considerations.
If fewer than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

DESCRIPTION OF UNITS
As specified in the applicable prospectus supplement, we may issue units comprised of two or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The applicable prospectus supplement will describe:
•the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;
•a description of the terms of any unit agreement governing the units;
•a description of the provisions for the payment, settlement, transfer or exchange of the units; and
•whether the units will be issued in fully registered or global form.
The unit agreement, together with the terms of the underlying securities, will be filed with the SEC in connection with the offering of the specific units. You should read such filings for provisions that may be important to you.

PLAN OF DISTRIBUTION
We may sell securities offered by this prospectus from time to time in one or more transactions, including without limitation:
•directly to one or more purchasers;
•through agents;
•in “at the market offerings” as defined in Rule 415(a)(4) under the Securities Act, into an existing trading market, or a securities exchange or otherwise;
•to or through underwriters, brokers or dealers;
•through a combination of any of these methods; or
•any other method permitted pursuant to applicable law.
A distribution of shares of our securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, subscriptions, exchangeable securities, forward delivery contracts and the writing of options. In addition, the manner in which we may sell some or all of the shares of our securities covered by this prospectus includes, without limitation, through:
•a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;
•purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;
•ordinary brokerage transactions and transactions in which a broker solicits purchasers; or
•privately negotiated transactions.
We may also enter into hedging transactions. For example, we may:
•enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of shares of our common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of our common stock received from us to close out its short positions;
•sell securities short and redeliver such shares to close out our short positions;
•enter into option or other types of transactions that require us to deliver to a broker-dealer or an affiliate thereof, who will then resell or transfer shares of our common stock under this prospectus; or
•loan or pledge shares of our common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.
In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell shares of our securities covered by and pursuant to this prospectus and an applicable prospectus supplement or other offering materials, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or other offering materials, as the case may be.

We may sell securities in and outside the United States through underwriters or dealers, directly to purchasers, including our affiliates, through agents, or through a combination of any of these methods.
The prospectus supplement will include the specific plan of distribution, which will include the following information:
•terms of the offering;
•the names of any underwriters, dealers or agents;
•the name or names of any managing underwriter or underwriters;
•the purchase price of the securities;
•the net proceeds from the sale of the securities;
•any delayed delivery arrangements;
•any underwriting discounts, commissions and other items constituting underwriters’ compensation;
•any public offering price;
•any discounts or concessions allowed or reallowed or paid to dealers;
•any commissions paid to agents; and
•the terms of any arrangement entered into with any dealer or agent.
Sale Through Underwriters or Dealers
If underwriters are used in the sale of shares of our securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer our securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in any prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers.
During and after an offering through underwriters, the underwriters may purchase and sell our securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.
If dealers are used in the sale of shares of our securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.
We are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. Regulation M may limit the timing of purchases and sales of any of the securities offered in this prospectus. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our securities to engage in market-making activities for the particular securities being distributed for a period of up to two business days before the distribution. The restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities for the securities.
Direct Sales and Sales Through Agents
We may sell our securities directly, and not through underwriters or agents. Our securities may also be sold through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.
We may sell our securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act, with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.
Delayed Delivery Contracts
If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase our securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.
Institutional Purchasers
We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or other offering materials, as the case may be, will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.
We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.
Market-Making, Stabilization and Other Transactions
There is currently no market for any of the offered securities, other than our common stock and warrants that are listed on the NYSE. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities.
In connection with any offering of our securities, the underwriters may purchase and sell our securities in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of shares of our common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of shares of our common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.
In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of these transactions. The underwriters may, if they commence these transactions, discontinue them at any time.
General Information
We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for, us in the ordinary course of their businesses.

LEGAL MATTERS
Certain legal matters with regard to the validity of the securities offered pursuant to this prospectus and any prospectus supplement will be passed upon for us by Kirkland & Ellis LLP, Chicago, Illinois, and for any underwriters or agents by counsel named in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements of Redwire Corporation incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The audited annual accounts as of and for the year ended March 31, 2022 of Redwire Space NV (formerly known as QinetiQ Space NV) appearing in the Company’s Form 8-K/A filed with the SEC on January 17, 2023 have been audited by RSM InterAudit BV, independent auditor, as set forth in their report thereon incorporated herein by reference, and have been incorporated in this prospectus and registration statement in reliance upon such report upon the authority of such firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
This prospectus is part of a registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth or incorporated by reference in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. You may obtain copies of the registration statement and its exhibits via the SEC’s EDGAR database.
We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers, including us, that file electronically with the SEC. You may obtain documents that we file with the SEC at www.sec.gov.
Our website address is https://redwirespace.com/. We do not incorporate the information on or accessible through our website into this prospectus or any prospectus supplement, and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any prospectus supplement. Our website address is included in this prospectus as an inactive textual reference only.

INFORMATION INCORPORATED BY REFERENCE
The registration statement of which this prospectus is a part of incorporates by reference important business and financial information about our Company that is not included in or delivered with this document. The information incorporated by reference is considered to be part of this prospectus, and the SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference:
•Our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on March 31, 2023 (our “Annual Report”) (including the portions of our definitive proxy statement on Schedule 14A filed with the SEC on April 25, 2023 incorporated by reference therein);
•Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2023, filed on May 12, 2023 and for the quarter ended June 30, 2023, filed on August 9, 2023;
•Our Current Reports on Form 8-K, filed on January 9, 2023, June 1, 2023, June 7, 2023, June 20, 2023 and June 23, 2023 and our Current Report on Form 8-K/A, filed on January 17, 2023 (excluding any portions of such reports that were “furnished” rather than “filed”);
•Our definitive information statement on Schedule 14C, filed on June 20, 2023; and
•The description of our securities filed as an Exhibit 4.1 to our Annual Report, as amended by any subsequent amendment or any report filed for the purpose of updating such description.
We also incorporate by reference into this prospectus any further filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” and not filed with the SEC), including all applicable filings filed after the date of the initial registration statement (of which this prospectus forms a part) and prior to its effectiveness and all applicable filings filed after the date of this prospectus and prior to the completion of an offering of securities under this prospectus.
Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:
Redwire Corporation
8226 Philips Highway, Suite 101
Jacksonville, Florida 32256
Attention: Investor Relations
Telephone: (650) 701-7722

15,525,000 shares
Redwire Corporation
Common Stock

PROSPECTUS SUPPLEMENT
  June 16, 2025

Lead Joint Book Running Managers

J.P. Morgan	BofA Securities	Morgan Stanley

Joint Book Running Managers
Texas Capital Securities	Truist Securities	Roth Capital Partners
Co-Managers

A.G.P.	B. Riley Securities	H.C. Wainwright & Co.